UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W.
Herrick, and Michael Indenbaum
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LETTER TO SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS OF TECUMSEH PRODUCTS COMPANY
PROXY STATEMENT OF HERRICK FOUNDATION
QUESTIONS and ANSWERS
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
RECAPITALIZATION PROPOSAL
PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
PROPOSAL FOUR
SAY ON EXECUTIVE PAY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FUTURE SHAREHOLDER PROPOSALS
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS IN THIS SOLICITATION
ADDITIONAL INFORMATION
YOUR SUPPORT IS IMPORTANT
WHO TO CALL IF YOU HAVE ANY QUESTIONS
Additional Information Regarding the Participants
Security Ownership of Management and Principal Shareholders
Amount and Nature of Beneficial Ownership

Preliminary Copies
Herrick Foundation
c/o Michael Indenbaum
2290 First National Building
Detroit, Michigan 48226-3506
Phone: 313-465-7632
Fax: 313-465-7633
[                    , 2009]
Dear Fellow Tecumseh Products Company Class B Shareholder:
     Herrick Foundation is writing to ask for your support in connection with Tecumseh Products Company’s 2009 annual meeting of shareholders to be held on [                    ,                     , 2009], at [10:00 a.m.] eastern time, at [                                        ]. The attached proxy statement and the enclosed GOLD proxy card are being furnished by Herrick Foundation. Herrick Foundation has the right to vote 15.2% of Tecumseh’s outstanding Class B common shares. At the meeting, you will consider (1) the election of directors for the following year (we are proposing four persons for election as directors, a majority of the seven-person board), (2) Tecumseh’s recapitalization proposal (which we oppose at this time), (3) Tecumseh’s proposed ratification of the appointment of its independent accountant for the current year (which we support), and (4) Herrick Foundation’s Say on Executive Pay proposal (which we support).
Why We are Soliciting Your Proxy
     General
     Herrick Foundation is a Michigan nonprofit corporation, with a Board of Trustees currently consisting of Todd W. Herrick, Kent B. Herrick (Todd Herrick’s son) and Michael Indenbaum. We are urgently soliciting your proxy because we believe Tecumseh is at risk and we desire to change Tecumseh’s direction under its current board. We believe it is imperative to enhance board oversight of the current management and the board and to critically review the strategic direction of Tecumseh, including what we believe is a risky ongoing business restructuring plan. We are not soliciting your proxy in an effort to have the Herricks manage Tecumseh. Todd W. Herrick has informed Herrick Foundation that he will not seek to reassume director or officer positions with Tecumseh, and Kent B. Herrick has informed Herrick Foundation that he will not seek to reassume an officer position with Tecumseh. We are committed to protect shareholders’ investments and maximize shareholder value.
     Missed Opportunities
     We believe that the current board and management team have missed opportunities and instead wasted time and money. For example, Tecumseh resisted our advice to explore the strategic market interest in buying all or part of Tecumseh when the Class B shares traded as high as $34.14 a share. Now, with the Class B shares trading at $_.      a share as of April      , 2009, we believe that Tecumseh’s leadership and directors missed the chance to sell at a price that we believe would have maximized value for all shareholders.

     We also proposed that excess cash be distributed to shareholders at a time when the June 30, 2008 balance sheet showed that Tecumseh had $109.1 million of cash, net of borrowings, and we believe there were prospects to increase this amount significantly. Tecumseh concluded that it should not pursue a cash dividend at that time. We believe it has instead wasted some of its cash and that if its restructuring plan continues, it will consume available cash that we believe could have been distributed to shareholders. See “Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money — Missed Opportunities” below.
     Wasted Cash; Litigation
     Tecumseh has, in our opinion, wasted cash by engaging in costly and unsuccessful litigation. For example, in 2007, Tecumseh expanded its board to make our director nominees a minority, rather than a majority. Herrick Foundation was required to file a lawsuit, and the court directed Tecumseh either to allow us to nominate another director or to return the board to its former size so that our nominees would still constitute a majority of the board.
     As another example, in 2008, Tecumseh’s board amended Tecumseh’s bylaws to raise the percentage of shares needed to call a special meeting of shareholders from 50% to 75%. Herrick Foundation was again required to file a lawsuit asking the court to call a special meeting to remove Peter Banks and David Risley as directors of Tecumseh and to declare the bylaw amendment invalid. Despite Tecumseh fighting the lawsuit, we received all of the relief we sought. The court ordered Tecumseh to hold a special meeting, Tecumseh changed its bylaws back to our position, and Tecumseh announced that Peter Banks and David Risley have decided not to stand for re-election to the board.
     Yet another example occurred in December 2008 when Tecumseh announced a stock split that, without shareholder approval, would have resulted in tripling Tecumseh’s outstanding shares and in converting all outstanding Class A shares into Class B shares. We were again required to file a lawsuit challenging the stock split because it violated Tecumseh’s articles of incorporation and was made for improper and inequitable purposes and we again received the relief we sought. The court issued a preliminary injunction, enjoining the stock split and Tecumseh’s appeal was denied. Now, Tecumseh is proposing a recapitalization virtually identical to the one proposed by us at the special meeting that amends the articles and requires approval by Class A and Class B shareholders, which we oppose at this time for the reasons described in “Our Solution — Time for Change” below.
     In each case, Tecumseh’s current position came about only after a shareholder had to fight Tecumseh’s wrongful actions. Tecumseh could have saved significant time and money by doing things right the first time. Tecumseh spent $17.7 million on professional fees outside the ordinary course of business in 2008, including consulting services for strategic planning (based on Tecumseh’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “10-K”) at page 27).
     We believe that these actions highlight the need for enhanced board oversight. We do not believe that the election of Tecumseh’s proposed slate of directors will change board oversight (see the discussion under “Proposal One”) and urge you to vote for our nominees. See

“Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money — Wasted Time; Litigation” below.
     Wasteful Compensation Oversight
     We also believe Tecumseh’s board has been wasteful as a result of its inadequate oversight of compensation practices, has not stood up to management and has not been as transparent and honest with shareholders as it should. For example, the evening before the November 2008 special meeting of shareholders, Tecumseh materially amended its agreement with its CEO without prior approval of the board. The amendment was timed so that it would not have to be, and was not, announced to the shareholders until after the meeting. Among other things, Tecumseh agreed to make $1,500,000 in retention payments and award $1,500,000 in phantom shares to its CEO, not for performance, but for simply being employed for 18 to 21 months (or, for the phantom shares, for being terminated without cause or quitting for good reason). He was already being paid for staying employed. We believe these activities are further evidence of the board’s continued lack of oversight of management and its effort to avoid such oversight by shareholders.
     In addition, we believe Mr. Buker’s compensation under his employment agreement should have been subjected to more thorough comparable review. Tecumseh was the smallest of the companies used to analyze Mr. Buker’s original compensation based on 2006 revenues, and 6 of the 13 companies had at least 50% more revenues. Despite comparing his salary, bonus and equity compensation to these larger companies, Mr. Buker’s compensation was above average, even before the extra 2008 compensation described above.
     Tecumseh also disclosed that a significant portion of Mr. Buker’s cash bonus for 2007 and 2008 was based on a measure of operating profit before interest, taxes, and restructuring charges and for 2009 is based on earnings before interest, taxes, depreciation, amortization and restructuring charges (for 2009). We believe EBITDAR is the wrong incentive benchmark because it gives executives incentives to engage in excessive restructuring and rewards management when the company is not performing to maximize shareholder value. We also believe it is a dumping ground for such things as the litigation fees and expenses. This was evidenced in 2008, when Mr. Buker received a cash bonus of $759,750, or 101.3% of his salary, when Tecumseh’s performance was below average for its industry. Indeed, Mr. Buker’s total compensation for 2008 is up significantly (even without counting much of the over $9,000,000 in grant date fair value of stock and option awards received in 2008) despite a significant increase in Tecumseh’s net loss from continuing operations. We believe Tecumseh should be managed for cash flow, not a measure that includes management-driven restructuring charges.
     As a result, we believe that stronger board oversight over compensation policies and practices is necessary to determine if executive pay is structured in ways that best serve shareholders’ interests; to determine what is fair compensation for executives at companies the size of Tecumseh; to evaluate the connection between pay and performance; and to determine proper incentives for management to create value for shareholders. Also, we proposed a Say on Executive Pay proposal for this meeting to improve accountability to shareholders. While it is not a substitute for strong board oversight, we believe our Say on Executive Pay is a step in the right direction.

     We are happy to see that Tecumseh now says it has adopted a policy giving shareholders a non-binding advisory vote at each annual meeting beginning in 2010 on Tecumseh’s executive compensation policies and procedures as described in its proxy statement. It is unfortunate that they did not adopt this policy until after we submitted our proposal and did not discuss either proposal with us before or after adopting their proposal. Tecumseh’s preliminary proxy statement/prospectus filed with the SEC on March 27, 2009 (“Tecumseh’s 2009 Proxy Statement”) at page 44 says that Tecumseh is now strongly committed to giving shareholders meaningful tools to hold the board accountable in setting executive pay. We find this statement interesting, especially after timing its disclosure of changes to Mr. Buker’s pay so that shareholders could not consider it at Tecumseh’s November 2008 special meeting. We also find it interesting that one of Tecumseh’s nominees, Greg C. Smith, was on the compensation committee of Fannie Mae when it opposed a Say on Pay proposal (see “Proposal Four”).
     Therefore, we urge you to vote for our nominees for director. We believe our nominees will provide strong board oversight over compensation policies and practices. See “Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money — Wasteful Compensation Practices” below.
     Risky Ongoing Business Restructuring Plan
     Prior to the special meeting of shareholders, we also warned that we believed Tecumseh’s business restructuring plan was risky. Tecumseh is now primarily focused on its global compressor business (based on the 10-K at page 23). We believe that several large competitors have pursued a strategy of producing refrigeration system components in addition to the compressor. We believe that if Tecumseh continues to focus on compressors alone, these competitor strategies will reduce Tecumseh’s ability to provide value to customers in the sales of compressors, condensing units, and complete systems. We believe that the new board should consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive.
     Tecumseh’s own filings indicate that worldwide productive capacities exceed global demand and that customers and competitors are establishing new productive capacities in low cost countries, including China (based on the 10-K at page 13). It has also seen customers with internal manufacturing capabilities bringing an increasing proportion of their own requirements in-house (based on the 10-K at page 6). Thus, we still believe that there will be pressure on prices, because of excess capacities. We also still believe there is a risk of loss of customers, because they are establishing, or making increased use of, their own productive capacity. We believe Tecumseh also risks losing customers if competitors can produce the same products at a lower cost and pass those cost savings on to customers.
     Tecumseh says it needs to remove excess capacities, lower its costs of purchased inputs and shift productive capacities to low cost countries (based on the 10-K at page 13). Tecumseh also expects to decrease its vertical integration (based on the 10-K at page 5). We still believe there will be increased costs to Tecumseh to close plants, reduce headcount and build new facilities in low cost countries. We also believe that decreasing vertical integration increases risks of supplier defaults, increases working capital and inventory requirements, and increases restructuring costs to Tecumseh, including increased losses on sales of operating assets during a global economic crisis.
     Tecumseh also says that over the last several years there has been an industry trend toward the use of scroll compressors and competitors have had them for some time, but Tecumseh is still in the early stages of offering scroll compressors to its customers (based on the 10-K at page 6). Tecumseh also says that successfully bringing new products to market in a timely manner has rapidly become a critical factor in competing in the compressor products business, yet it reports increasingly lower spending on research relating to development of new products, from $36.7 million in 2006 to $20.4 million in 2008 (based on the 10-K at page 9). Tecumseh also says it believes it has had duplicate product development processes and that it has a new product development process that will result in fewer platforms and eliminate global redundancies (based on Tecumseh’s Fourth Quarter 2008 Earnings Conference Call Transcript (the “2008 Earnings Call Transcript”) at pages 5-6). Tecumseh also discloses that management received 0% of their bonuses for 2008 relating to increasing sales in the most profitable portions of the commercial business segment (see Tecumseh’s 2009 Proxy Statement at page 49).
     Thus, we believe that Tecumseh is behind competitors in the part of the market that may be growing and is cutting its research and development when it acknowledges that bringing new products to market is critical. We also believe that regional engineering of products is necessary to maintain Tecumseh’s niche with its customers and to continue or increase sales of profitable products, quickly providing them with differentiated products, such as the special refrigeration systems manufactured by Tecumseh in France. We also believe it would cost millions of dollars for Tecumseh to catch up with competitors in scroll compressors, unless it enters into opportunistic, low cash-cost joint ventures or strategic alliances with companies that already have the technology.
     Also, in addition to the currency exchange rate and commodity cost risks to Tecumseh’s business, it admits that it faces substantial competition in each of its markets from competitors that may have greater financial, technical and other resources (based on the 10-K at page 13). Tecumseh also says that the ultimate potential of its business will depend not only on the success in executing its long-term strategic objectives, but also on the level of marketplace challenges it encounters (based on Tecumseh’s analyst conference call transcript for the second quarter of 2008, attached as Exhibit 99.2 to its Current Report on Form 8-K, dated August 6, 2008 and filed August 8, 2008). Thus, even if uses its cash and becomes a “global leader” in its core compressor business, if its products are not acceptable to the market at an adequate price and volume, we believe its plan will not succeed. See “Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money — Risky Ongoing Restructuring Plan” below.
     Poor Results
     We believe that Tecumseh has not managed its business to maximize cash flows and has not pursued strategic initiatives such as joint ventures, strategic alliances. We do not trust the current board to guide Tecumseh because we believe its business restructuring plan is risky and it has led to poor results beyond those attributable to the current economic downturn.

     Tecumseh’s net loss from continuing operations has grown from $6.0 million in 2007 to $79.9 million in 2008, an increase even greater than its increase in impairments, restructuring charges and other items. In addition, most of its cash flow improvement was attributable to discontinued operations, which, in turn, had positive net income in 2008 primarily due to pension reversions. Tecumseh’s cash, net of borrowings, decreased from $109.1 million at June 30, 2008 to $82.1 million at the end of 2008. Its cash provided by operations increased to $70.6 million, from a negative $14.8 million in 2007, but that includes $90.5 million from employee retirement benefits and deferred and recoverable taxes, compared to a negative $57.5 million in 2007 (a change significantly greater than the change in cash flows from operations). Without these changes, cash from operating activities significantly decreased.
     The balance sheet did improve in 2008 and 2007, in part because of the proceeds of asset sales of $23.2 million in 2008 and $265.3 million in 2007 and the use of cash to pay down indebtedness in those years. However, these actions are consistent with policies begun in 2006 (before current management’s engagement in 2007), when Tecumseh received $135.0 million in proceeds of asset sales, and now most of the assets held for sale have been sold.
     Tecumseh has been added to RiskMetrics Group’s watch list as of December 31, 2008 because its one-year and three-year total shareholder return is below the median for its industry. Therefore, based on this comparison of industry total shareholder return, Tecumseh appears to have lost more value than even the global recession and industry market conditions explain. Class B shares have fallen from a high of $34.14 a share on June 2, 2008 to $_.      a share as of April      , 2009, a                     % decline, far beyond the general decline in the capital markets. Despite these results, the total compensation of each of Tecumseh’s named executive officers increased in 2008. See Tecumseh’s 2009 Proxy Statement at page 53. See “Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money — Poor Results” below.
     Our Solution — Time for Change
     We believe Tecumseh is at a crossroads and that only with fresh perspectives can Tecumseh address the challenges it faces. We desire to change Tecumseh’s direction under its current board and believe it is imperative to enhance board oversight of the current management, to critically review the strategic direction of Tecumseh, including what we believe is a risky ongoing business restructuring plan, and to move to protect shareholders’ investments and maximize shareholder value.
     We believe that Tecumseh’s business restructuring plan is not generating, and may never generate, free cash flow. We believe that the new board should immediately
•	critically review Tecumseh’s business plan, including its products, viable business lines, proven and developing technology (including scroll technology), product development, most valued customers, suppliers and vertical integration, with an eye to managing Tecumseh for cash flow.

•	consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive.

•	explore augmenting Tecumseh’s executive team and board with individuals that have more knowledge and experience in the compressor industry than Tecumseh’s current executives and review Tecumseh’s product development and research and development programs and staff.

•	maintain its vertical integration during this period of severe operating and economic stress.

•	critically review Tecumseh’s executive compensation arrangements.

•	explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     We believe that Tecumseh’s capital restructuring plan is ill timed. We oppose Tecumseh’s recapitalization proposal at this time in part because we believe that we were able to fight Tecumseh’s wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors we can trust. We also believe that creating one class of stock when Tecumseh’s stock prices are as low as they are makes Tecumseh more vulnerable to a takeover at prices that do not maximize shareholder value. However, we believe that the new board should immediately explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     Herrick Foundation desires to elect directors who are willing to take Tecumseh in a new direction. We believe our slate of directors has the experience and independence to forcefully address the issues facing Tecumseh. We believe that the current board is going in the wrong direction, as evidenced by Tecumseh’s poor 2008 results, has wasted money entrenching itself, and had inadequately overseen Tecumseh’s executive compensation programs. We have no faith that things will change if Tecumseh’s four new nominees are elected.
     Despite Tecumseh’s goal of assembling nominees without ties to any constituency using the executive search firm of Korn/Ferry, two of Tecumseh’s four new nominees have substantial business ties to, and relationships with, Tecumseh’s CEO and a potential continuing director. William E. Redmond, Jr., one of Tecumseh’s new nominees, was Chairman of the Board of Citation Corporation while Edwin L. Buker, Tecumseh’s CEO, was its President and Chief Executive Officer. They both resigned within weeks of each other after Citation Corporation completed its second bankruptcy reorganization in 2007. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. In addition, Greg C. Smith, another of Tecumseh’s new nominees, serves on the board of directors of Solutia, Inc., where Jeffry N. Quinn, current director and nominee of Tecumseh, serves as Chairman of the Board, President and Chief Executive Officer.
     It is difficult to understand why Tecumseh had to hire a search firm to find “independent” directors if the identities of the directors and their backgrounds were already known by current directors. Again, we believe Tecumseh has been less than transparent with its shareholders.
     In addition, we believe that other information about Tecumseh’s new nominees raise concerns about the selection process for these nominees. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. We find it interesting that when Mr. Smith was a director of Fannie Mae and a member of its compensation committee, the board opposed a “Say on Pay” proposal submitted by The Federation of State, County and Municipal Employees (see Fannie Mae’s 2007 proxy statement).
     Mr. Smith continued on Fannie Mae’s compensation committee until his resignation in September 2008 after the taxpayer bailout of Fannie Mae and the government taking over the directors’ responsibilities (see Fannie Mae’s Current Report on Form 8-K, dated September 11, 2008 at page 10). One of the government’s first steps was to cancel “Golden Parachutes” for some senior executive officers of Fannie Mae that would have paid them as much as $25 million (see the Washington Post, September 15, 2008; Federal Housing Finance Agency Statement), which the compensation committee had approved.
     Mr. Redmond was a defendant in a trade secrets lawsuit, PepsiCo, Inc. v. Redmond. In ruling against Mr. Redmond, a federal district court judge found that his “lack of forthrightness on some occasions, and out and out lies on others . . . leads the court to conclude that defendant Redmond could not be trusted to act with the necessary sensitivity and good faith” when addressing the trade confidentiality issues.
     Therefore, at least two of the four new directors have significant relationships with two of the three continuing directors. As a result, we do not expect there to be significant changes in Board oversight of management if Tecumseh’s nominees constitute a majority of the new Board. See “Proposal One” at page 28.
     Tecumseh claims that it has a long-term plan and that we should give them more time. Herrick Foundation believes that Tecumseh’s business restructuring plan is not working and the board’s efforts to transition a steady, predictable, mature-market compressor company into a global leader in compressor manufacturing are risky and will continue to consume available cash and destroy shareholder value. Tecumseh needs new board leadership now.
     We appreciate your support. Your vote is important. Don’t delay.

Respectfully, HERRICK FOUNDATION
By:	/s/ Todd W. Herrick
Todd W. Herrick
Its: President

ANNUAL MEETING OF SHAREHOLDERS
OF TECUMSEH PRODUCTS COMPANY
PROXY STATEMENT OF
HERRICK FOUNDATION
Please sign, date and mail the enclosed GOLD proxy card today
     This proxy statement and enclosed GOLD proxy card are being furnished by Herrick Foundation with respect to Tecumseh Products Company, a Michigan corporation, in connection with the solicitation of proxies from you, as holders of Class B common shares of Tecumseh, for use at the annual meeting of shareholders to be held on [                    ,                     , 2009], at [10:00 a.m.] eastern time, at [                                        ]. This proxy statement and the GOLD proxy card are first being sent to Tecumseh Class B shareholders on or about [                    , 2009].
     Tecumseh has two classes of common shares: Class B, which has full voting rights, and Class A, which generally has no voting rights. The only item on the agenda for this annual meeting that will require a vote by Class A shareholders is Tecumseh’s proposed recapitalization and amendment of its articles, which requires separate votes of both the Class A and Class B shareholders. Because a separate vote of Class B shareholders is required on each item at the meeting, we are only soliciting proxies from Class B shareholders. We intend to deliver a proxy statement and form of proxy to holders of at least the percentage of Tecumseh’s Class B shares required under applicable law to carry our proposals.
     Tecumseh has set the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting as May 8, 2009. Class B shareholders (and with respect to Tecumseh’s recapitalization proposal, Class A Shareholders) of record as of the close of business on the record date will be entitled to vote at the annual meeting. As of the record date, there were 5,077,746 Class B common shares reported to be outstanding by Tecumseh, with each share entitled to one vote at the annual meeting, and there were 13,410,938 Class A common shares reported to be outstanding by Tecumseh, with each share entitled to one vote on Tecumseh’s recapitalization proposal at the annual meeting. As of May 8, 2009, Herrick Foundation is the owner of 769,426 shares, or 15.2%, of Tecumseh’s Class B common shares.
     The purposes of this annual meeting are:
1. To consider and vote on the election of directors of Tecumseh for the following year. Seven directors are being elected, although Herrick Foundation has only nominated four directors: Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel and Zachary E. Savas. By completing the GOLD proxy card, you will only be able to vote for four of the seven directors and only whether or not to elect our nominees. If you are a record holder or have a proxy from a record holder, you can also attend the meeting in person and vote for up to seven directors.
2. To consider and vote on Tecumseh’s recapitalization proposal, providing for an amendment of Tecumseh’s articles of incorporation in order to reclassify and convert (1) each nonvoting Class A share into one common share, each entitled to one vote per share, and (2) each voting Class B share into 1.1 common shares, each entitled to one vote per share.

3. To consider and vote on the ratification of the appointment of the accounting firm of Grant Thornton LLP as Tecumseh’s independent accountant for the current year.
4. To consider and vote on Herrick Foundation’s Say on Executive Pay proposal that Tecumseh’s board adopt a policy to give shareholders the opportunity at each annual meeting of shareholders to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers, or “NEOs,” set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
5. To consider any other matters properly presented at the meeting.
     This solicitation is being made by Herrick Foundation and not on behalf of the board of directors or management of Tecumseh.
     We are not aware of any other matters to be brought before the annual meeting. Should other matters be brought before the annual meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.
     A proxy may be given by any person who held Class B common shares of Tecumseh on May 8, 2009, the record date for the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to sign and date the enclosed GOLD proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GOLD proxy card even if you have already delivered a proxy. Please do not return any proxy sent to you by Tecumseh. If you have already returned a proxy card to Tecumseh, that card will be automatically revoked if you complete and return the enclosed GOLD proxy card.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on [                    , 2009]. Our 2009 proxy statement is available free of charge at http://shareholdermaterial.com/TheHerrickFoundation.
     If your Tecumseh shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card to The Altman Group in the provided postage-paid envelope. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a GOLD proxy card to be signed representing your Tecumseh Class B shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to Herrick Foundation in care of The Altman Group to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.
     Your vote is important, no matter how many or how few Class B shares you own. We urge you to sign, date and return the enclosed GOLD proxy card today to cast your vote FOR Proposals 1, 3 and 4 and our nominees and AGAINST Proposal 2 and Tecumseh’s proposed recapitalization. Time is short. Please vote today!
     IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GOLD PROXY CARD OR NEED ADDITIONAL COPIES OF THESE PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR, THE ALTMAN GROUP, AT THE PHONE NUMBERS LISTED BELOW:
The Altman Group
1200 Wall Street West
3rd Floor
Lyndhurst, NJ 07071
Shareholders call toll free: (866) 340-7104
Banks and Brokers call collect: 201-806-7300
Fax: 201-460-0050
Background and Reasons for the Annual Meeting
     Herrick Foundation is a Michigan nonprofit corporation, with a Board of Trustees currently consisting of Todd W. Herrick, Kent B. Herrick (Todd Herrick’s son) and Michael Indenbaum. The Board of Directors of Herrick Foundation has the right to vote the shares of Tecumseh owned by Herrick Foundation. Herrick Foundation is the owner of 769,426 shares, or 15.2%, of Tecumseh’s Class B common shares. Herrick Foundation is Tecumseh’s largest holder of Class B shares.
     Todd W. Herrick is also one of the trustees of the Ray W. Herrick and Hazel M. Herrick Trusts u/a/d February 26, 1949 and February 24, 1956 f/b/o Kenneth Herrick and his descendants (the “Trusts”) and shares voting power with his sister, Toni L. Herrick, over the 888,113 Class B shares beneficially owned by the Trusts, or 17.5% of Tecumseh’s Class B common shares. Todd W. Herrick also owns 21,906 Class B shares directly, or 0.4% of Tecumseh’s Class B common shares.
     We believe that Tecumseh is at risk and we desire to protect shareholders’ investments and maximize shareholder value. We are conducting this solicitation in an effort to enhance board oversight of the current management and to critically review the strategic direction of Tecumseh. Our proposals are intended to afford you, as a shareholder of Tecumseh, the opportunity to effect the necessary changes in the direction of Tecumseh to enhance shareholder value and preserve assets rather than dissipating assets in pursuit of what we believe is a risky ongoing business restructuring plan.
Tecumseh’s Lack of Responsiveness, Missed Opportunities and Wasted Time and Money
     Missed Opportunities
     We believe that the current board and management team have missed opportunities and instead wasted time and money. For example, because we thought it would maximize shareholder value, Herrick Foundation asked Tecumseh’s board in March 2008 to explore the possible sale of Tecumseh. After our request was made to the Board, Tecumseh’s Class B shares traded as high as $31.47 a share on April 18, 2008, $32.78 a share on May 19, 2008 and $34.14 a share on June 2, 2008, and the Class A shares traded even higher. Tecumseh resisted our advice and counsel and determined not to explore the strategic market interest in buying all or part of Tecumseh. Now, with the Class B shares trading at $__.__ a share as of April___, 2009, we believe that Tecumseh’s leadership and directors missed the chance to sell at a price that we believe would have maximized value for all shareholders.
     We also proposed that excess cash be distributed to shareholders at a time when the June 30, 2008 balance sheet showed that Tecumseh had $109.1 million of cash, net of borrowings, and we believe there were prospects for subsequent pension reversions and tax refunds to increase this amount significantly. Tecumseh concluded that it should not pursue a cash dividend or a share repurchase at that time. In the second half of 2008 Tecumseh used cash, so that at December 31, 2008 Tecumseh had $82.1 million of cash, net of borrowings, despite receiving $45.0 million in the fourth quarter from the refund of non-income taxes in Brazil. This represents a net cash decline of $72.0 million, or 46.7% of Tecumseh’s June 30, 2008 cash, net of borrowings, plus fourth quarter non-income tax refund. We believe that if Tecumseh had distributed its excess cash to shareholders when we proposed it, it might have been more disciplined in its use of cash, for example by not wasting cash on litigation or wasteful compensation oversight, as described below.
     Tecumseh says it still expects to receive approximately $107.6 million of additional cash from tax refunds and pension reversions in 2009 and 2010 (based on the 10-K at pages 33-34 and 80) and that it expects to restrict non-essential uses of its cash balances until the global economy begins to recover (based on the 10-K at page 24). However, Tecumseh also states that it is highly unlikely that it will substantially improve 2009 operating results as compared to 2008, and we believe that if its restructuring plan continues, it will consume available cash that we believe could have been distributed to shareholders.
     Wasted Cash; Litigation
     Tecumseh has, in our opinion, wasted cash by engaging in long, costly, unsuccessful and improper litigation, all, as determined by the court in the latest litigation, to interfere with Class B shareholders’ rights and marginalize Herrick Foundation and thereby entrench the Board of Directors. For example, in 2007, after Herrick Foundation notified Tecumseh that it intended to nominate a majority of directors at the 2007 annual meeting of shareholders, Tecumseh expanded its board to make our nominees a minority, rather than a majority. Herrick Foundation was required to file a lawsuit, and the court directed Tecumseh either to allow us to nominate another director or to return the board to its former size so that our nominees would still constitute a majority of the board. We later settled this lawsuit and another one filed by Tecumseh against us and accepted fewer nominees to keep Tecumseh from being forced into bankruptcy. We put the Tecumseh’s and its shareholders interests first, despite the wasteful lawsuit engendered by Tecumseh’s wrongful actions.
     As another example, in 2008, just before the settlement agreement expired, Tecumseh’s board amended Tecumseh’s bylaws to raise the percentage of shares needed to call a special meeting of shareholders from 50% to 75%. Herrick Foundation was again required to file a lawsuit asking the court to call a special meeting to remove Peter Banks and David Risley as directors of Tecumseh and to declare the bylaw amendment invalid. While Tecumseh fought the lawsuit in court, tried to preclude us from calling the special meeting and engaged in a proxy contest with us in connection with the special meeting, we received all of the relief we sought either through court orders or Tecumseh’s actions, but not until Tecumseh spent millions of dollars fighting each initiative. The court ordered Tecumseh to hold a special meeting. Notwithstanding waging an expensive war in court to avoid these results, Tecumseh changed its bylaws back to our position so that they again require only 50% of the shares to call a special meeting, and finally Tecumseh announced that Peter Banks and David Risley, the Board members we sought to remove, have decided not to stand for re-election at the 2009 annual meeting of shareholders.
     Yet another example occurred in December 2008 when Tecumseh announced a stock split that, without shareholder approval, would have resulted in tripling Tecumseh’s outstanding shares and in converting all outstanding Class A shares into Class B shares. We were again required to file a lawsuit challenging the stock split because it violated Tecumseh’s articles of incorporation and was made for improper and inequitable purposes and we again received the relief we sought. The court issued a preliminary injunction, enjoining the stock split. Tecumseh sought leave to appeal and the Court of Appeals denied Tecumseh’s application for leave to appeal and its motion for peremptory reversal. Now, Tecumseh is proposing a recapitalization virtually identical to the one proposed by us at the special meeting that amends the articles and requires approval by Class A and Class B shareholders. Tecumseh spent $17.7 million on professional fees outside the ordinary course of business in 2008, including consulting services for strategic planning (based on the 10-K at page 27). A substantial part of these fees were incurred in pursuing improper efforts to interfere with the voting rights of the Class B shareholders and entrench the board of directors.
     In each case, Tecumseh’s current position came about only after a shareholder had to fight Tecumseh’s wrongful actions. Tecumseh could have saved significant time and money by doing things right the first time. We believe these actions show that despite the claimed objectives of Tecumseh’s proposed recapitalization, dilution of the voting power of the Herricks is the unstated main impetus of Tecumseh’s proposal. We oppose Tecumseh’s recapitalization proposal at this time in part because we believe that we were able to fight Tecumseh’s wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors we can trust. We also believe the recapitalization is ill timed, making Tecumseh vulnerable to a takeover at prices that do not maximize shareholder value (see the discussion under “Proposal Two”).
     We believe that these actions highlight the need for enhanced board oversight. We do not believe that the election of Tecumseh’s proposed slate of directors will change board oversight (see the discussion under “Proposal One”) and urge you to vote for our nominees.
     Wasteful Compensation Oversight
     We also believe Tecumseh’s board has been wasteful as a result of its inadequate oversight of compensation practices, has not stood up to management and has not been as transparent and honest with shareholders as it should. For example, the evening before the

November 2008 special meeting of shareholders, Tecumseh materially amended its agreement with its CEO without prior approval of the board. The amendment was timed so that it would not have to be, and was not, announced to the shareholders until after the meeting. The amendment provided him with change in control severance if we were successful in replacing directors at the special meeting and his employment terminated without cause or he quit for good reason. It also agreed to make $1,500,000 in retention payments and award $1,500,000 in phantom shares, not for performance, but for simply being employed for 18 to 21 months (or, for the phantom shares, for being terminated without cause or quitting for good reason). He was already being paid for staying employed and already had a severance arrangement. Other executives received enhanced severance arrangements too. We believe these activities are further evidence of the board’s continued lack of oversight of management and its effort to avoid such oversight by shareholders.
     In addition, we believe Mr. Buker’s compensation under his employment agreement should have been subjected to more thorough comparable review. In Appendix B to Tecumseh’s proxy statement in connection with the 2008 annual meeting of shareholders, Tecumseh states that in analyzing Mr. Buker’s compensation, it used a group of 13 companies engaged in manufacturing “that are comparable in size to Tecumseh.” However, Tecumseh was the smallest of the listed companies in terms of 2006 revenues and six of the companies’ 2006 revenues were more than 50% higher than Tecumseh’s 2006 revenues. Even compared to these larger companies, Mr. Buker’s salary was still in the “58th percentile of market practice,” his annual bonus opportunity was at the “75th percentile of market practice,” and the present value of his annual equity compensation grants was “at the 65th percentile of market practice.” This was all before the extra 2008 compensation described above.
     Tecumseh also disclosed that 20% of Mr. Buker’s cash bonus was based on compressor group operating profit before interest, taxes and restructuring charges for 2007, over half of his 2008 bonus opportunity was based on operating profit before interest, taxes and restructuring charges, and 40% of his 2009 cash bonus will be based on earnings before interest, taxes, depreciation and restructuring charges (see Tecumseh’s proxy statement for the 2008 annual meeting of shareholders (“Tecumseh’s 2008 Proxy Statement”) at page B-5 and Tecumseh’s 2009 Proxy Statement at pages 49 and 51). We believe that such a bonus model gives executives incentives to engage in excessive restructuring in order to inflate an EBITDAR benchmark when there is little to no EBITDA or real cash flow generated or ultimate benefit for shareholders. We believe EBITDAR is the wrong incentive benchmark because it rewards management when the company is not performing to maximize shareholder value. We also believe it is a dumping ground for such things as the litigation fees and expenses.
     This was evidenced in 2008, when Mr. Buker received a cash bonus of $759,750, or 101.3% of his salary, when Tecumseh’s performance was below average for its industry. Indeed, Mr. Buker’s total compensation for 2008 is up significantly (even without counting much of the over $9,000,000 in grant date fair value of stock and option awards received in 2008) despite a significant increase in Tecumseh’s net loss from continuing operations. We believe Tecumseh should be managed for cash flow, not a measure that includes management-driven restructuring charges.

     As a result, we believe that stronger board oversight over compensation policies and practices is necessary to determine if executive pay is structured in ways that best serve shareholders’ interests; to determine what is fair compensation for executives at companies the size of Tecumseh; to evaluate the connection between pay and performance; and to determine proper incentives for management to create value for shareholders. Also, we proposed a Say on Executive Pay proposal for this meeting to improve accountability to shareholders. While it is not a substitute for strong board oversight, we believe our Say on Executive Pay is a step in the right direction.
     We are happy to see that Tecumseh now says it has adopted a policy giving shareholders a non-binding advisory vote at each annual meeting beginning in 2010 on Tecumseh’s executive compensation policies and procedures as described in its proxy statement. It is unfortunate that they did not adopt this policy until after we submitted our proposal and did not discuss either proposal with us before or after adopting their proposal. Tecumseh’s 2009 Proxy Statement at page 44 says that Tecumseh is now strongly committed to giving shareholders meaningful tools to hold the board accountable in setting executive pay. We find this statement interesting, especially after timing its disclosure of changes to Mr. Buker’s pay so that shareholders could not consider it at Tecumseh’s November 2008 special meeting. We also find it interesting that one of Tecumseh’s nominees, Greg C. Smith, was on the compensation committee of Fannie Mae when it opposed a Say on Pay proposal (see “Proposal Four”).
     While we believe Tecumseh’s policy is a good one, we still urge shareholders to vote in favor of our proposal to show Tecumseh how seriously shareholders feel about having a say on Tecumseh’s executive compensation practices. We also believe that the old board did not stand up to management in the past and that the new board will continue past practices. Therefore, we urge you to vote for our nominees for director. We believe our nominees will provide strong board oversight over compensation policies and practices.
     Risky Ongoing Business Restructuring Plan
     Prior to the special meeting of shareholders, we also warned that we believed Tecumseh’s business restructuring plan was risky. Tecumseh is now primarily focused on its global compressor business (based on the 10-K at page 23). We believe that several large competitors have pursued a strategy of producing refrigeration system components in addition to the compressor. We believe that if Tecumseh continues to focus on compressors alone, these competitor strategies will reduce Tecumseh’s ability to provide value to customers in the sales of compressors, condensing units, and complete systems. We believe that the new board should consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive.
     Tecumseh’s own filings indicate that worldwide productive capacities exceed global demand and that customers and competitors are establishing new productive capacities in low cost countries, including China (based on the 10-K at page 13). It has also seen customers with internal manufacturing capabilities bringing an increasing proportion of their own requirements in-house (based on the 10-K at page 6). Thus, we still believe that there will be pressure on prices, because of excess capacities. We also still believe there is a risk of loss of customers, because they are establishing, or making increased use of, their own productive capacity. We believe Tecumseh also risks losing customers if competitors can produce the same products at a lower cost and pass those cost savings on to customers.
     Tecumseh says it needs to remove excess capacities, lower its costs of purchased inputs and shift productive capacities to low cost countries (based on the 10-K at page 13). Tecumseh also expects to decrease its vertical integration (based on the 10-K at page 5). We still believe there will be increased costs to Tecumseh to close plants, reduce headcount and build new facilities in low cost countries. We also believe that decreasing vertical integration increases risks of supplier defaults, increases working capital and inventory requirements, and increases restructuring costs to Tecumseh, including increased losses on sales of operating assets during a global economic crisis.
     Tecumseh also says that over the last several years there has been an industry trend toward the use of scroll compressors and competitors have had them for some time, but Tecumseh is still in the early stages of offering scroll compressors to its customers (based on the 10-K at page 6). Tecumseh also says that successfully bringing new products to market in a timely manner has rapidly become a critical factor in competing in the compressor products business, yet it reports increasingly lower spending on research relating to development of new products, from $36.7 million in 2006 to $20.4 million in 2008 (based on the 10-K at page 9). Tecumseh also says it believes it has had duplicate product development processes and that it has a new product development process that will result in fewer platforms and eliminate global redundancies (based on Tecumseh’s Fourth Quarter 2008 Earnings Conference Call Transcript (the “2008 Earnings Call Transcript”) at pages 5-6). Tecumseh also discloses that management received 0% of their bonuses for 2008 relating to increasing sales in the most profitable portions of the commercial business segment (see Tecumseh’s 2009 Proxy Statement at page 49).
     Thus, we believe that Tecumseh is behind competitors in the part of the market that may be growing and is cutting its research and development when it acknowledges that bringing new products to market is critical. We also believe that regional engineering of products is necessary to maintain Tecumseh’s niche with its customers and to continue or increase sales of profitable products, quickly providing them with differentiated products, such as the special refrigeration systems manufactured by Tecumseh in France. We also believe it would cost millions of dollars for Tecumseh to catch up with competitors in scroll compressors, unless it enters into opportunistic, low cash-cost joint ventures or strategic alliances with companies that already have the technology.
     Also, in addition to the currency exchange rate and commodity cost risks to Tecumseh’s business, it admits that it faces substantial competition in each of its markets from competitors that may have greater financial, technical and other resources (based on the 10-K at page 13). Tecumseh also says that the ultimate potential of its business will depend not only on the success in executing its long-term strategic objectives, but also on the level of marketplace challenges it encounters (based on Tecumseh’s analyst conference call transcript for the second quarter of 2008, attached as Exhibit 99.2 to its Current Report on Form 8-K, dated August 6, 2008 and filed August 8, 2008). Thus, even if uses its cash and becomes a “global leader” in its core compressor business, if its products are not acceptable to the market at an adequate price and volume, we believe its plan will not succeed.

     Poor Results
     We believe that Tecumseh has not managed its business to maximize cash flows and has not pursued strategic initiatives such as joint ventures, strategic alliances. We do not trust the current board to guide Tecumseh because we believe its business restructuring plan is risky and it has led to poor results beyond those attributable to the current economic downturn.
     Tecumseh’s net loss from continuing operations has grown from $6.0 million in 2007 to $79.9 million in 2008, an increase even greater than its increase in impairments, restructuring charges and other items. In addition, most of its cash flow improvement was attributable to discontinued operations, which, in turn, had positive net income in 2008 primarily due to pension reversions. Tecumseh’s cash, net of borrowings, decreased from $109.1 million at June 30, 2008 to $82.1 million at the end of 2008. Its cash provided by operations increased to $70.6 million, from a negative $14.8 million in 2007, but that includes $90.5 million from employee retirement benefits and deferred and recoverable taxes, compared to a negative $57.5 million in 2007 (a change significantly greater than the change in cash flows from operations). Without these changes, cash from operating activities significantly decreased.
     The balance sheet did improve in 2008 and 2007, in part because of the proceeds of asset sales of $23.2 million in 2008 and $265.3 million in 2007 and the use of cash to pay down indebtedness in those years. However, these actions are consistent with policies begun in 2006 (before current management’s engagement in 2007), when Tecumseh received $135.0 million in proceeds of asset sales, and now most of the assets held for sale have been sold.
     Tecumseh has been added to RiskMetrics Group’s watch list as of December 31, 2008 because its one-year and three-year total shareholder return is below the median for its industry. Therefore, based on this comparison of industry total shareholder return, Tecumseh appears to have lost more value than even the global recession and industry market conditions explain. Class B shares have fallen from a high of $34.14 a share on June 2, 2008 to $_.      a share as of April      , 2009, a                     % decline, far beyond the general decline in the capital markets. Despite these results, the total compensation of each of Tecumseh’s named executive officers increased in 2008. See Tecumseh’s 2009 Proxy Statement at page 53.
     Our Solution — Time for Change
     We believe Tecumseh is at a crossroads and that only with fresh perspectives can Tecumseh address the challenges it faces. We desire to change Tecumseh’s direction under its current board and believe it is imperative to enhance board oversight of the current management, to critically review the strategic direction of Tecumseh, including what we believe is a risky ongoing business restructuring plan, and to move to protect shareholders’ investments and maximize shareholder value.
     We believe that Tecumseh’s business restructuring plan is not generating, and may never generate, free cash flow. We believe that the new board should immediately
•	critically review Tecumseh’s business plan, including its products, viable business lines, proven and developing technology (including scroll technology), product development, most valued customers, suppliers and vertical integration, with an eye to managing Tecumseh for cash flow.
•	consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive.

•	explore augmenting Tecumseh’s executive team and board with individuals that have more knowledge and experience in the compressor industry than Tecumseh’s current executives and review Tecumseh’s product development and research and development programs and staff.

•	maintain its vertical integration during this period of severe operating and economic stress.

•	critically review Tecumseh’s executive compensation arrangements.

•	explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     We believe that Tecumseh’s capital restructuring plan is ill timed. We believe that creating one class of stock when Tecumseh’s stock prices are as low as they are makes Tecumseh more vulnerable to a takeover at prices that do not maximize shareholder value. Tecumseh’s own proxy materials admit that if the recapitalization is approved, some large holders of Class A shares, including Tricap Partners II L.P., which owns 500,000 Class B shares and has warrants to purchase 1,390,944 Class A shares, perhaps acting cooperatively, might sell their blocks of Common Shares to a buyer that would take control of the company. In such a transaction, including one in which one of these large shareholders is the buyer, the sellers might receive a control premium that would not be shared with other holders of Common Shares, might be able to acquire Tecumseh at depressed prices (not allowing other shareholders to participate in the full value of Tecumseh) and might cause Tecumseh to lose some of the benefits of its net operating loss carryforwards. Tecumseh says it expects to redeem its “poison pill” shareholder rights, and those rights plans will not longer provide any protection against a transaction of this type.
     Tecumseh is not disclosing another reason for the recapitalization, which we believe is to marginalize Herrick Foundation, consistent with their past actions that resulted in litigation with us. The recapitalization will substantially reduce the combined voting power of Herrick Foundation and its affiliates. We oppose Tecumseh’s recapitalization proposal at this time in part because we believe that we were able to fight Tecumseh’s wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors we can trust. However, we believe that the new board should immediately explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     Herrick Foundation seeks to elect four directors because of the lack of responsiveness from Tecumseh’s board and management to Herrick Foundation’s proposals to enhance shareholder value. We do not believe that Tecumseh’s current board is committed to enhance board oversight of the current management and a critical review the strategic direction of Tecumseh.
     Herrick Foundation desires to elect directors who are willing to take Tecumseh in a new direction. We believe our slate of directors has the experience and independence to forcefully address the issues facing Tecumseh. We believe that the current board is going in the wrong direction, as evidenced by Tecumseh’s poor 2008 results, has wasted money entrenching itself, and had inadequately overseen Tecumseh’s executive compensation programs. We have no faith that things will change if Tecumseh’s four new nominees are elected.
     Despite Tecumseh’s goal of assembling nominees without ties to any constituency using the executive search firm of Korn/Ferry, two of Tecumseh’s four new nominees have substantial business ties to, and relationships with, Tecumseh’s CEO and a potential continuing director. William E. Redmond, Jr., one of Tecumseh’s new nominees, was Chairman of the Board of Citation Corporation while Edwin L. Buker, Tecumseh’s CEO, was its President and Chief Executive Officer. They both resigned within weeks of each other after Citation Corporation completed its second bankruptcy reorganization in 2007. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. In addition, Greg C. Smith, another of Tecumseh’s new nominees, serves on the board of directors of Solutia, Inc., where Jeffry N. Quinn, current director and nominee of Tecumseh, serves as Chairman of the Board, President and Chief Executive Officer.
     It is difficult to understand why Tecumseh had to hire a search firm to find “independent” directors if the identities of the directors and their backgrounds were already known by current directors. Again, we believe Tecumseh has been less than transparent with its shareholders.
     In addition, we believe that other information about Tecumseh’s new nominees raise concerns about the selection process for these nominees. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. We find it interesting that when Mr. Smith was a director of Fannie Mae and a member of its compensation committee, the board opposed a “Say on Pay” proposal submitted by The Federation of State, County and Municipal Employees (see Fannie Mae’s 2007 proxy statement).
     Mr. Smith continued on Fannie Mae’s compensation committee until his resignation in September 2008 after the taxpayer bailout of Fannie Mae and the government taking over the directors’ responsibilities (see Fannie Mae’s Current Report on Form 8-K, dated September 11, 2008 at page 10). One of the government’s first steps was to cancel “Golden Parachutes” for some senior executive officers of Fannie Mae that would have paid them as much as $25 million (see the Washington Post, September 15, 2008; Federal Housing Finance Agency Statement), which the compensation committee had approved.
     Mr. Redmond was a defendant in a trade secrets lawsuit, PepsiCo, Inc. v. Redmond. In ruling against Mr. Redmond, a federal district court judge found that his “lack of forthrightness on some occasions, and out and out lies on others . . . leads the court to conclude that defendant

Redmond could not be trusted to act with the necessary sensitivity and good faith” when addressing the trade confidentiality issues.
     Therefore, at least two of the four new directors have significant relationships with two of the three continuing directors. As a result, we do not expect there to be significant changes in Board oversight of management if Tecumseh’s nominees constitute a majority of the new Board. See “Proposal One” at page 28.
     We believe that this annual meeting is a perfect opportunity to address these issues, including Tecumseh’s future direction. Tecumseh needs new board leadership now.

QUESTIONS and ANSWERS
Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement and the accompanying GOLD proxy card because you own Tecumseh Class B common shares. This proxy statement contains information related to the solicitation of proxies by Herrick Foundation for use at the annual meeting of Tecumseh shareholders to be held on [ , 2009] at [10:00 a.m.] eastern time, at [ ].

Q:	Who is entitled to vote?

A:	The record date is May 8, 2009. Only holders of Tecumseh’s common shares as of the close of business on May 8, 2009 are entitled to vote. Only holders of Tecumseh’s Class B common shares are entitled to vote on Proposals 1, 3 and 4. Holders of Tecumseh’s Class A and Class B common shares are entitled to vote separately as a class on Proposal 2. Each Class A common share and Class B common share is entitled to one vote on each matter on which it is entitled to vote.

Q:	How do I vote?

A:	Sign and date only the enclosed GOLD proxy card and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of our proposals and nominees and Tecumseh’s proposal to ratify the appointment of its independent accountants (Proposals 1, 3 and 4) and against Tecumseh’s recapitalization proposal (Proposal 2). You have the right to revoke your proxy any time before the meeting by
•	notifying The Altman Group, our proxy solicitor, or Tecumseh’s secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed GOLD proxy card, but do not indicate your voting preferences, Todd W. Herrick or Michael A. Indenbaum will vote FOR our proposals (Proposals 1 and 4), FOR our nominees, FOR Tecumseh’s proposal to ratify the appointment of its independent accountants (Proposal 3) and AGAINST Tecumseh’s recapitalization proposal (Proposal 2) on your behalf. By completing the GOLD proxy card, you will only be able to vote for four of the seven directors and only whether or not to elect our nominees. If you are a record holder or have a proxy from a record holder, you can also attend the meeting in person and vote for up to seven directors.

Q:	What shares are included on the proxy card and what does it mean if I get more than one GOLD proxy card?

A:	The number of shares printed on your GOLD proxy card(s) represents all your Class B shares under a particular registration. Receipt of more than one GOLD proxy card means that your shares are registered differently and are in more than one account. Sign and return all GOLD proxy cards to ensure that all your shares are voted.

Q:	What should I do if I receive a white proxy card from Tecumseh’s board?

A:	You may receive a white proxy card(s), which is being solicited by the board. We urge you to discard any white proxy card or voting instruction forms sent to you by Tecumseh. If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return the white proxy card or follow any voting instructions provided to you by Tecumseh unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a white proxy card to Tecumseh, we urge you to revoke it simply by signing, dating and returning the enclosed GOLD proxy card. Only the latest-dated card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact Tecumseh for your revocation to be effective.

If you need assistance, please contact The Altman Group, our proxy solicitor, by telephone at (866) 340-7104.

Q:	What constitutes a quorum?

A:	For Proposals 1, 3 and 4, the holders of a majority of the outstanding Class B common shares entitled to vote at the annual meeting, present in person or by proxy at the annual meeting, constitute a quorum for the transaction of the business at the annual meeting described in Proposals 1, 3 and 4. For Proposal 2, the holders of a majority of the outstanding Class A common shares entitled to vote at the annual meeting and the holders of a majority of the outstanding Class B common shares entitled to vote at the annual meeting, present in person or by proxy at the annual meeting, constitute a quorum for the transaction of the business at the annual meeting described in Proposal 2. Abstentions, withheld votes and broker non-votes will be counted for the purpose of determining the number of shares present at the annual meeting. If you submit a properly executed GOLD proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain with respect to Tecumseh’s recapitalization proposal (Proposal 2), your abstention will have the same effect as a vote against the proposal.

Q:	What is the effect of broker non-votes?

A:	A broker non-vote occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Institutions that hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, such as the ratification of the appointment of Tecumseh’s independent accountants. However, they are precluded from exercising their voting discretion with respect to the approval of “non-routine” matters, such as contested director elections, recapitalizations and articles amendments, shareholder proposals and other “non-routine” matters. Therefore, brokers will not have discretion to vote your shares if you hold your shares in “street name” (e.g., through a brokerage firm), except on the ratification of the appointment of Tecumseh’s independent accountants, unless instructed by their customer.

Broker non-votes will count as votes present for the purpose of determining whether a quorum is present. Because Tecumseh’s recapitalization proposal (Proposal 2) requires the affirmative vote of a majority of the outstanding Class A shares and the affirmative vote of a majority of the outstanding Class B shares, broker non-votes will have the same effect as a negative vote on that proposal. Broker non-votes are not counted for the purposes of electing directors (Proposal 1), and will not be deemed votes cast for purposes of Tecumseh’s proposal to ratify the appointment of its independent accountants (Proposal 3) and our Say on Executive Pay proposal (Proposal 4).

Q:	Who may attend the annual meeting?

A:	All Class A shareholders and Class B shareholders of Tecumseh of record as of the record date, May 8, 2009, or their duly appointed proxy holders (not to exceed one per shareholder), may attend.

Q:	Who is Tecumseh’s largest Class B shareholder?

A:	Herrick Foundation owns 769,426 Class B common shares of Tecumseh, or 15.2% of the Class B common shares entitled to vote at the annual meeting. (See Annex A for more details). In addition, Todd W. Herrick is one of the trustees of the Trusts and shares voting power with his sister, Toni L. Herrick, over the 888,113 Class B shares beneficially owned by the Trusts, or 17.5% of Tecumseh’s Class B common shares. Todd W. Herrick also owns 21,906 Class B shares directly, or 0.4% of Tecumseh’s Class B common shares.

Q:	Why has Herrick Foundation’s ownership percentage decreased recently?

A:	On September 25, 2008, Tricap Partners II, L.P. (successor to Tricap Partners, LLC) exercised an option granted by Herrick Foundation that would have expired in November 2008. Herrick Foundation’s sale of stock was not a voluntary sale by Herrick Foundation. Tricap exercised its option to purchase 500,000 shares of Class B Stock from Herrick Foundation at $16.00 a share.

Herrick Foundation had granted this option (along with an option to purchase Class A Stock) to Tricap in November 2006 in part to induce Tricap to make a $100,000,000 Second Lien Credit Agreement available to Tecumseh at that time. This Second Lien Credit Agreement provided Tecumseh with significant additional liquidity, relief from then existing financial covenants and more favorable terms and replaced a credit agreement that was in default.

Tricap demanded options on Class B Stock and Class A Stock as a condition to making this loan, and Herrick Foundation and the Herrick family Trusts provided them. The options to purchase Class A Stock from Herrick Foundation and the Herrick family Trusts have all been exercised in full. Because the option to purchase Class B Stock was about to expire and the market price of the Class B Stock was higher than the exercise price of the option, Tricap has exercised its option to purchase Class B Stock from Herrick Foundation in full.

Q:	What percentage of Class B common shares are Tecumseh’s directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 22,733 Class B common shares, or approximately 0.45% of the Class B common shares entitled to vote at the annual meeting. They are also entitled to vote 2,000 Class A common shares on Tecumseh’s recapitalization proposal, or approximately 0.01% of the Class A common shares entitled to vote at the annual meeting. (See Annex B for more details).

Q:	Who pays for Herrick Foundation’s solicitation expenses?

A:	Herrick Foundation will bear the entire expense of preparing this proxy statement and the soliciting of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, Internet websites such as www.TecumsehProxyFight.com, transportation and litigation). We will ask banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Tecumseh Class B shares that these institutions hold. We will reimburse these institutions for their reasonable out-of-pocket expenses. Proxies may be solicited by Herrick Foundation, its trustees, directors, officers, agents or representatives by phone, fax, e-mail, via the Internet, such as postings on websites, including www.TecumsehProxyFight.com, mail, or personal solicitation.

We have retained The Altman Group to assist us in the solicitation of proxies at a fee estimated at $25,000, including a base fee and a success fee. We will also reimburse The Altman Group for its reasonable out-of-pocket expenses, a set up fee and telephone call fees. The Altman Group will utilize approximately 25 persons in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies for approval of the proposals at this annual meeting will be approximately $700,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total expenditures to date relating to these solicitations have been approximately $350,000. If we succeed in electing our nominees as Tecumseh’s directors, we will seek reimbursement of our expenses from Tecumseh without submitting the question of reimbursement to a vote of shareholders.

PROPOSAL ONE
ELECTION OF DIRECTORS
     We propose that you elect Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel and Zachary E. Savas to Tecumseh’s board of directors at the annual meeting. Shareholders may adopt this proposal in whole, by electing all of our nominees as directors, or in part, by electing one or more of our nominees as directors without electing our other nominees as director.
     If elected, each nominee would be entitled to serve until the 2010 annual meeting of shareholders and until his successor is elected and qualified, or until his resignation or removal. At the 2010 annual meeting of shareholders, the shareholders will have the opportunity to elect all of Tecumseh’s directors again. There are currently seven directors serving on Tecumseh’s Board of Directors. Tecumseh does not have a classified board, and each current director has been elected to serve until the 2009 annual meeting of shareholders and until his successor is elected and qualified, or until his resignation or removal.
     By completing the GOLD proxy card, you will only be able to vote for four of the seven directors and only whether or not to elect our nominees. If you are a record holder or have a proxy from a record holder, you can also attend the meeting in person and vote for up to seven directors.
     In selecting our proposed nominees we had several criteria: (1) the nominee had to be independent of Tecumseh under the rules of The NASDAQ Market LLC, both generally and for Audit Committee purposes (except for Kent B. Herrick), (2) independent of the Herrick Foundation (except for Kent B. Herrick), (3) the nominee had to have manufacturing experience (except for Steven J. Lebowski), and (4) the nominee had to have a financial background. We believe Messrs. Herrick, Lebowski, Seikel and Savas meet these criteria and are well qualified to serve as directors of Tecumseh.
     We believe that, except for Kent B. Herrick, all of our nominees are “independent” under the relevant rules of the NASDAQ Stock Market. Kent B. Herrick is a former officer of Tecumseh. Each of our nominees has consented to being named in this proxy statement and to serve as a director of Tecumseh if elected.
     We believe that Tecumseh’s current board and management have built in “change in control” provisions into Tecumseh’s credit facility and severance arrangements to entrench themselves, but that they should not be successful. The election of all four of our nominees to the board may constitute a “change in control” under the agreement governing Tecumseh’s $30 million secured credit facility. The occurrence of a change in control is an event of default under the agreement that would allow JPMorgan to terminate the agreement and terminate the stand-by letters of credit issued under the agreement to support our workers’ compensation obligations. However, the election of all four of our nominees might not constitute a “change in control” under the agreement because two of our nominees, Kent B. Herrick and Steven J. Lebowski, are current directors of Tecumseh who were originally appointed to Tecumseh’s board by directors nominated by Tecumseh’s board and we believe that treating their election as a “change in control” would not be consistent with the agreement’s definition. Moreover, even if a “change in control” occurs, JPMorgan might waive this event of default.
     The election of all four of our nominees to the board will constitute a “change of control” under Mr. Buker’s employment agreement and his retention letter. However, a “change of control” alone does not provide any compensation to Mr. Buker under these agreements. Only if, following a change of control, Mr. Buker resigns for good reason or is terminated without cause (as those terms are defined in those agreements) would he be entitled to receive compensation. Good reason does not include the mere occurrence of a “change of control.” If those conditions were met, he would receive the same compensation as if he had terminated his employment for good reason, except that his cash payment would include two times his salary then in effect and two times his annual target bonus. This could cost Tecumseh approximately $5.9 million, another example of a wasteful compensation practice, but not one triggered by a “change of control” alone.
     The election of all of our nominees would not constitute a change of control under Tecumseh’s change of control or retention letters with other senior executives. However, one of the conditions triggering such payments would be Mr. Buker’s departure from Tecumseh. To the extent a change of control makes it more likely that Mr. Buker will leave Tecumseh, it could make it more likely that these executives will qualify for severance if their employment terminates in a manner that qualifies them for severance under their agreements.
     We believe that Tecumseh is at risk and we desire to protect shareholders’ investments and maximize shareholder value. Among other things, we believe that our nominees will conduct a meaningful review of Tecumseh’s operational and strategic plans and strategic alternatives to ensure that the enhancement of shareholder value is a top priority. We believe Tecumseh is at a crossroads and that only with fresh perspectives can Tecumseh address the challenges it faces. We desire to change Tecumseh’s direction under its current board and believe it is imperative to enhance board oversight of the current management, to critically review the strategic direction of Tecumseh, and to move to protect shareholders’ investments and maximize shareholder value.
     In summary, we expect to propose that the reconstituted Board obtain value for shareholders by critically reviewing what we believe is a risky ongoing business restructuring plan. We believe that Tecumseh’s business restructuring plan is not generating, and may never generate, free cash flow. We believe that the new board should immediately
•	critically review Tecumseh’s business plan, including its products, viable business lines, proven and developing technology (including scroll technology), product development, most valued customers, suppliers and vertical integration, with an eye to managing Tecumseh for cash flow.

•	consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive.

•	explore augmenting Tecumseh’s executive team and board with individuals that have more knowledge and experience in the compressor industry than Tecumseh’s current executives and should review Tecumseh’s product development and research and development programs and staff.

•	maintain Tecumseh’s vertical integration during this period of severe operating and economic stress. This mirrors the capabilities of Tecumseh’s most direct competitors such as Danfoss and Emerson Electric’s Copeland division.

•	critically review Tecumseh’s executive compensation arrangements.

•	explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     We believe that Tecumseh’s capital restructuring plan is ill timed. We believe that creating one class of stock when Tecumseh’s stock prices are as low as they are makes Tecumseh more vulnerable to a takeover at prices that do not maximize shareholder value. Tecumseh’s own proxy materials admit that if the recapitalization is approved, some large holders of Class A shares, including Tricap Partners II L.P., which owns 500,000 Class B shares and has warrants to purchase 1,390,944 Class A shares, perhaps acting cooperatively, might sell their blocks of Common Shares to a buyer that would take control of the company. In such a transaction, including one in which one of these large shareholders is the buyer, the sellers might receive a control premium that would not be shared with other holders of Common Shares, might be able to acquire Tecumseh at depressed prices (not allowing other shareholders to participate in the full value of Tecumseh) and might cause Tecumseh to lose some of the benefits of its net operating loss carryforwards. Tecumseh says it expects to redeem its “poison pill” shareholder rights, and those rights plans will not longer provide any protection against a transaction of this type.
     Tecumseh is not disclosing another reason for the recapitalization, which we believe is to marginalize Herrick Foundation, consistent with their past actions that resulted in litigation with us. The recapitalization will substantially reduce the combined voting power of Herrick Foundation and its affiliates. We oppose Tecumseh’s recapitalization proposal at this time in part because we believe that we were able to fight Tecumseh’s wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors we can trust. However, we believe that the new board should immediately explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
     Tecumseh has nominated three existing directors (Edwin L. Buker, William E. Aziz, and Jeffry N. Quinn) and four new directors (Leonard M. Anthony, David A. Bloss, William E. Redmond, Jr. and Greg C. Smith). We believe that the current board is going in the wrong direction, as evidenced by Tecumseh’s poor 2008 results, has wasted money entrenching itself, and had inadequately overseen Tecumseh’s executive compensation programs. We have no faith that things will change if Tecumseh’s four new nominees are elected.

     Despite Tecumseh’s goal of assembling nominees without ties to any constituency using the executive search firm of Korn/Ferry, two of Tecumseh’s four new nominees have substantial business ties to, and relationships with, Tecumseh’s CEO and a potential continuing director. Mr. Redmond was Chairman of the Board of Citation Corporation while Mr. Buker, Tecumseh’s CEO, was its President and Chief Executive Officer. They both resigned within weeks of each other after Citation Corporation completed its second bankruptcy reorganization in 2007. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. In addition, Mr. Smith, another of Tecumseh’s new nominees, serves on the board of directors of Solutia, Inc., where Mr. Quinn, current director and nominee of Tecumseh, serves as Chairman of the Board, President and Chief Executive Officer.
     It is difficult to understand why Tecumseh had to hire a search firm to find “independent” directors if the identities of the directors and their backgrounds were already known by current directors. Again, we believe Tecumseh has been less than transparent with its shareholders.
     In addition, we believe that other information about Tecumseh’s new nominees raise concerns about the selection process for these nominees. None of this information was disclosed by Tecumseh in its press release announcing the new nominees or in Tecumseh’s 2009 Proxy Statement. We find it interesting that when Mr. Smith was a director of Fannie Mae and a member of its compensation committee, the board opposed a “Say on Pay” proposal submitted by The Federation of State, County and Municipal Employees (see Fannie Mae’s 2007 proxy statement).
     Mr. Smith continued on Fannie Mae’s compensation committee until his resignation in September 2008 after the taxpayer bailout of Fannie Mae and the government taking over the directors’ responsibilities (see Fannie Mae’s Current Report on Form 8-K, dated September 11, 2008 at page 10). One of the government’s first steps was to cancel “Golden Parachutes” for some senior executive officers of Fannie Mae that would have paid them as much as $25 million (see the Washington Post, September 15, 2008; Federal Housing Finance Agency Statement), which the compensation committee had approved.
     Mr. Smith also served as Executive Vice President and President of the Americas at Ford. During his tenure, Ford’s market share, quality, profitability, share price and credit rating all declined. He was also leading Ford’s largest automotive unit when Ford committed to significantly increase production of hybrid and alternative fuel vehicles. Less than a year later, Mr. Smith changed jobs and Ford abandoned its plans.
     Mr. Redmond was a defendant in a trade secrets lawsuit, PepsiCo, Inc. v. Redmond. In ruling against Mr. Redmond, a federal district court judge found that his “lack of forthrightness on some occasions, and out and out lies on others . . . leads the court to conclude that defendant Redmond could not be trusted to act with the necessary sensitivity and good faith” when addressing the trade confidentiality issues.
     Therefore, at least two of the four new directors have significant relationships with two of the three continuing directors. As a result, we do not expect there to be significant changes in Board oversight of management if Tecumseh’s nominees constitute a majority of the new Board.

     Tecumseh disclosed in its February 25, 2009 press release that it is one of several companies involved in investigations into possible anti-competitive practices in the compressor industry being conducted by the antitrust authorities of the United States, Brazil and the European commission (the “Antitrust Investigation”). It also disclosed that on February 12, 2009, the United States Department of Justice granted Tecumseh conditional amnesty pursuant to the Antitrust Division’s Corporate Leniency Policy, and Tecumseh entered into an agreement under which it will not be subject to criminal prosecution with respect to the investigation, so long as it continues to comply with the Corporate Leniency Policy. Tecumseh also disclosed that the amnesty arrangement specifically excludes Todd Herrick and Kent Herrick.
     Tecumseh goes on to claim that Kent Herrick and Todd Herrick have not cooperated with Tecumseh in its own investigation and that this is the reason Tecumseh did not nominate Kent Herrick for re-election. Tecumseh also claims that they did not nominate Mr. Lebowski based on the number of other highly qualified director candidates willing to serve on the board.
     We believe that Tecumseh’s claims that the Herricks refused to cooperate in the Antitrust Investigation are inaccurate and calculated to unfairly marginalize the Herricks. Actually, it was Tecumseh which refused to cooperate with the Herricks. The Herricks’ lawyer had several discussions with both Tecumseh’s inside General Counsel and their outside law firm offering to work together with Tecumseh in the investigation. Tecumseh indicated they were interested, but refused to take steps to do so. While acknowledging that they would not expect the Herricks to be able to cooperate without copies of the documents Tecumseh had already provided to the government and indicating that they would endeavor to provide such documents, they never did so. Therefore, contrary to Tecumseh’s claims, the Herricks have attempted to cooperate with Tecumseh in connection with the ongoing Department of Justice investigation. Additionally, the Herricks’ lawyers have (without Tecumseh’s help) had cooperative discussions directly with government lawyers.
     We also believe that the real reason Tecumseh did not nominate Messrs. Herrick and Lebowski is that Tecumseh desires to marginalize Herrick Foundation, consistent with actions it has taken that resulted in three lawsuits between the parties, and Tecumseh is being disingenuous in not saying so. This is the first annual meeting after the expiration of a settlement agreement resolving litigation in 2007, so Tecumseh is no longer required to nominate Kent B. Herrick and Steven J. Lebowski. Moreover, Tecumseh’s board has tried to minimize their influence and participation while they serve as directors.
     The board has carried on business through committees, subcommittees or separate individual directors’ conferences that exclude only Mr. Herrick and sometimes Mr. Lebowski or both. It has continuously attempted to exclude them by denying them information and analysis until the last minute and approving matters of significant importance, like the amendment to Mr. Buker’s compensation package without prior approval of the board. It has provided Mr. Herrick and Mr. Lebowski with information on the day of meetings called to approve resolutions at the meeting, including with respect to recapitalization plans and director nominees for the 2009 annual meeting of shareholders. As a result, contrary to Tecumseh’s claims in its Proxy Statement, we believe that it is Tecumseh’s other board members who have engaged in non-cooperative behavior with respect to certain board processes. See also the description of past litigation between Herrick Foundation and Tecumseh, the causes of that litigation and the results, described under the caption “Certain Information Concerning Participants in this Solicitation” below.
     Although Herrick Foundation believes its plans will be implemented by the reconstituted Board, there can be no assurance that the actions of our independent nominees, if elected, would improve Tecumseh’s business or enhance shareholder value. We have been responsible for choosing two current directors of Tecumseh, Kent B. Herrick and Steven J. Lebowski, and we have nominated them for election at the 2009 annual meeting along with our other two nominees proposed for election at this annual meeting, even though Tecumseh has not nominated them. Those four directors would constitute a majority of Tecumseh’s board of directors. However, three of these directors and nominees are independent directors under the rules of The NASDAQ Market LLC, both generally and for Audit Committee purposes, and they might not vote the way we wish they would, as evidenced by Mr. Lebowski’s vote in favor of a prior Tecumseh’s restructuring plan, which Kent Herrick opposed.
     Therefore, our nominees would not be able to take action at a meeting of the board at which all directors are present without all of them supporting the action. Of course, the directors will exercise their independent judgment based on the circumstances present at the time. There can be no assurance that our nominees, if elected, would be successful in meeting any of the stated objectives outlined in this proxy statement.
The Nominees
     Set forth below are the name, age, present principal occupation, employment history for at least the past five years and directorships of publicly-held companies for each of our nominees. None of the entities referenced below is a parent or subsidiary of Tecumseh.

Name	Age	Present Principal Occupation and Five Year Employment History

Kent B. Herrick	40	Kent B. Herrick has been a director of Tecumseh since April 2007 and currently serves on its Pension and Investment Committee. He has served as a trustee, since August 2004, Vice President, since December 2004, and Executive Director, since February 2007, of Herrick Foundation. He served as Vice President of Global Business Development of Tecumseh from 2006 until January 2007. He served as Executive Vice President in the Office of the Chairman of Tecumseh from 2005 to 2007, as Corporate Vice President from 2002 to 2004, and as General Manager Applied Electronics in 2001. He began his employment with Tecumseh in 1995.

Steven J. Lebowski	57	Steven J. Lebowski is both an attorney and certified public accountant and has served as President and sole owner of Steven J. Lebowski PC since May 1983. He has also served as Vice President and 45% owner of Architectural Door and Millworks, a

Name	Age	Present Principal Occupation and Five Year Employment History

		wholesale distributor of doors, since July 1990. Mr. Lebowski has been a director of Tecumseh since August 2007.

Terence C. Seikel	52	Mr. Seikel has served as President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded, since January 2005. Mr. Seikel also serves as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and as Chairman of Applied Technologies, Inc., an engineering firm servicing the automotive and defense industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a C.P.A. with KPMG, where he served a number of manufacturing clients.

Zachary E. Savas	45	Mr. Savas has served as President of Cranbrook Partners & Co., an investment banking firm, since September 1991. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners, clamps, clips, brackets and springs, since February 2002. He has also served as Chairman of Lewis ig, Inc., a computer hardware maintenance business, since July 2004, and Chairman of Fire CATT, LLC, a fire hose testing and franchising business, since October 2006. He has also served as President of Rislov Foundation, a charitable organization offering scholarships and support of the advancement of classical music, since November 2003, and as Managing Member of Peponides Associates, LLC, a an investment vehicle for real estate, stocks and private companies, since January 2000.
     We expect that our nominees will be able to stand for election, but if they are unable to serve or for good cause will not serve, the shares represented by the enclosed GOLD proxy card will be voted for substitute nominees. In addition, we reserve the right to nominate substitute persons if Tecumseh makes or announces any changes to its bylaws or articles of incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our nominees. In any such case, shares represented by the enclosed GOLD proxy card will be voted for our substitute nominees.

     Our nominees will not receive any compensation from Herrick Foundation for their services as directors of Tecumseh, although we intend to indemnify each of our nominees from and against any expenses or losses incurred by the nominee for election as a director at the annual meeting in connection with serving as a nominee. Our nominees, if elected, would receive, and Messrs. Herrick and Lebowski currently receive, the same compensation as the existing directors, payable in accordance with Tecumseh’s existing payment practices.
Vote Required
     This proposal requires that directors be elected by a plurality of the votes cast. If a quorum is present, the seven nominees receiving the largest number of votes cast at the meeting (or its adjournment) will be elected. Withheld votes and broker non-votes will not be counted as votes cast in determining which nominees receive the greatest number of votes cast and will have no effect on the result of the vote.
     By completing the GOLD proxy card, you will only be able to vote for four of the seven directors and only whether or not to elect our nominees. If you are a record holder or have a proxy from a record holder, you can also attend the meeting in person and vote for up to seven directors.
     If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given direction to vote all of your Class B shares represented by the GOLD proxy card for our nominees. We urge you to vote FOR the election of each of our nominees on the enclosed GOLD proxy card.

PROPOSAL TWO
RECAPITALIZATION PROPOSAL
     Tecumseh proposes a recapitalization, providing for an amendment of Tecumseh’s articles of incorporation in order to reclassify and convert (1) each nonvoting Class A share into one common share, each entitled to one vote per share, and (2) each voting Class B share into 1.1 common shares, each entitled to one vote per share. Tecumseh’s Board approved the recapitalization and directed that it be submitted to shareholders for consideration at the annual meeting. Two of the seven directors, Kent B. Herrick and Steven J. Lebowski, voted against the proposed recapitalization, in part due to insufficient time to review the amendment. Messrs. Herrick and Lebowski did not know a Tecumseh recapitalization proposal was on the agenda until they received a copy of the proposed fairness opinion just before the meeting at which the proposed recapitalization was proposed to be approved. The proposed resolution to approve the recapitalization was not provided in writing, but was read over the phone at the meeting.
     Tecumseh’s board believes that the recapitalization, if effected would result in substantial benefits to Tecumseh’s shareholders, including (1) providing closer alignment of economic interests and voting rights, (2) creating greater trading volume for the resulting single class of new common shares, (3) creating a simplified single class, one share/one vote capital structure, which Tecumseh believes will eliminate confusion with respect to Tecumseh’s capital structure among investors, (4) creating a more attractive financing vehicle, (5) improving Tecumseh’s corporate governance profile and increasing acceptance by institutional investors, which may in turn, lead to further improvements in stock liquidity, and (6) facilitating the ability of the holders of Class B common shares to dispose of their interest in Tecumseh.
     We believe that Tecumseh’s capital restructuring plan is ill timed. We believe that creating one class of stock when Tecumseh’s stock prices are as low as they are makes Tecumseh more vulnerable to a takeover at prices that do not maximize shareholder value. Tecumseh’s own proxy materials admit that if the recapitalization is approved, some large holders of Class A shares, including Tricap Partners II L.P., which owns 500,000 Class B shares and has warrants to purchase 1,390,944 Class A shares, perhaps acting cooperatively, might sell their blocks of Common Shares to a buyer that would take control of the company. In such a transaction, including one in which one of these large shareholders is the buyer, the sellers might receive a control premium that would not be shared with other holders of Common Shares, the buyer might be able to acquire Tecumseh at depressed prices (not allowing other shareholders to participate in the full value of Tecumseh) and the sale transaction might cause Tecumseh to lose some of the benefits of its net operating loss carryforwards. Tecumseh says it expects to redeem its “poison pill” shareholder rights, and those rights plans will not longer provide any protection against a transaction of this type.
     Tecumseh is not disclosing another reason for the recapitalization, which we believe is to marginalize Herrick Foundation, consistent with their past actions that resulted in litigation with us. The recapitalization will substantially reduce the combined voting power of Herrick Foundation and its affiliates. We oppose Tecumseh’s recapitalization proposal at this time in part because we believe that we were able to fight Tecumseh’s wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors we can trust. However, we believe that the new board should immediately explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate.
Vote Required
     The affirmative vote of holders of a majority of Tecumseh’s outstanding Class A shares and a separate affirmative vote of holders of a majority of Tecumseh’s outstanding Class B shares is required to approve Tecumseh’s proposed recapitalization and amendment to its Articles of Incorporation. The GOLD proxy card will be voted against this recapitalization proposal unless otherwise instructed by you. Abstentions, broker non-votes and shares not voted by other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal.
     We urge you to vote AGAINST this recapitalization proposal and the amendment to the articles of incorporation on the enclosed GOLD proxy card.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
     Grant Thornton LLP was Tecumseh’s independent accounting firm for the fiscal year ended December 31, 2008, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2009. Tecumseh’s Audit Committee has determined to submit its selection to shareholders for ratification. If the committee’s selection is not ratified by a majority of the Class B shares present or represented at the meeting, Tecumseh will ask its Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh and its shareholders.
Change in Independent Accountant During 2007
     Based on Tecumseh’s 2009 Proxy Statement, on April 16, 2007, Tecumseh’s Audit Committee approved the dismissal of PricewaterhouseCoopers LLC as Tecumseh’s independent registered public accounting firm, effective immediately. PricewaterhouseCoopers LLC’s reports on Tecumseh’s financial statements for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph in the report of PricewaterhouseCoopers LLC on Tecumseh’s financial statements as of and for the year ended December 31, 2006, which disclosed that we had suffered recurring losses from operations and that management’s plans in regard to this matter were discussed in the footnotes. This explanatory paragraph was subsequently removed from the report of PricewaterhouseCoopers LLC on the financial statements as of and for the year ended December 31, 2006 when it was reissued for inclusion in Tecumseh’s 2007 Annual Report on Form 10-K.
     Based on Tecumseh’s 2009 Proxy Statement, during the fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, there were no disagreements with PricewaterhouseCoopers LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLC, would have caused PricewaterhouseCoopers LLC to make reference to the subject matter of the disagreements in connection with its reports on Tecumseh’s financial statements for those years.
     Based on Tecumseh’s 2009 Proxy Statement, during the fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, there were no “reportable events,” as defined in item 304(a)(1)(v) of Regulation S-K, except for a material weakness related to interim period income taxes included in Tecumseh’s Annual Report on Form 10-K for the year ended December 31, 2006 and a material weakness related to inadequate design of access security policies and segregation of duties requirements, as well as a lack of independent monitoring of user access to financial application programs and data, included in Tecumseh’s Annual Report on Form 10-K for the year ended December 31, 2005. As a result of the material weakness related to interim period income taxes, Tecumseh restated the interim information (though not the full-year information) in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and Tecumseh restated the financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. Tecumseh’s Audit Committee discussed the subject matter of each of these reportable events with PricewaterhouseCoopers LLC, and Tecumseh authorized PricewaterhouseCoopers LLC to respond fully to the inquiries of the successor accountant concerning the subject matter for each of these reportable events.
     Based on Tecumseh’s 2009 Proxy Statement, on April 16, 2007, Tecumseh’s Audit Committee engaged Grant Thornton LLP as Tecumseh’s independent registered public accounting firm. During the fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, Tecumseh did not consult with Grant Thornton LLP regarding either (1) the application of accounting principles to any specific completed or proposed transaction, (2) the type of audit opinion that might be rendered on Tecumseh’s financial statements, or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) or (v) of Regulation S-K.
Attendance at Annual Meeting
     Based on Tecumseh’s 2009 Proxy Statement, representative of Grant Thornton LLP will be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.
Audit and Non-Audit Fees
     Based on Tecumseh’s 2009 Proxy Statement, the table below shows the fees billed to Tecumseh for the last two fiscal years by PricewaterhouseCoopers LLP, Tecumseh’s independent registered public accounting firm until April 16, 2007, and by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category. The fees included in each of the other categories are fees billed in the fiscal years.

	PricewaterhouseCoopers LLP		Grant Thornton LLP
	2007	2008	2007	2008
Audit fees	$113,500	105,215	$1,446,000	1,879,489
Audit-related fees	—	—	—	—
Tax fees	—	—	—	—
All other fees	—	—	—	—
Total	$113,500	105,215	$1,446,000	1,879,489
     Audit fees were for professional services rendered for the audits of Tecumseh’s consolidated financial statements, quarterly reviews of the financial statements included in Tecumseh’s quarterly reports on Form 10-Q, for auditing our internal controls, and assistance with and review of documents we filed with the SEC.

     Audit-related fees were for foreign pension and other regulatory services.
     Tax fees were for services related to U.S. customs law and foreign tax compliance and consulting services.
     All other fees were for software licensing fees for accounting research software.
     Based on Tecumseh’s 2009 Proxy Statement, Tecumseh’s Audit Committee’s current policy requires pre-approval of all audit and non-audit services provided by the Independent Registered Public Accounting Firm before the engagement of Independent Registered Public Accounting Firm to perform them. Audit, tax, and some types of audit-related and other services may be pre-approved generally, through approval of frameworks of services to be rendered. Services not covered by a general pre-approval require specific pre-approval. The committee may delegate authority to its chairman to pre-approve the engagement of the Independent Registered Public Accounting Firm when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire committee at the next committee meeting.
Vote Required
     This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
     If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given direction to vote all of your Class B shares represented by the GOLD proxy card for this proposal. We urge you to vote FOR the ratification of the appointment of Grant Thornton LLP as Tecumseh’s independent accounting firm for 2009 on the enclosed GOLD proxy card.

PROPOSAL FOUR
SAY ON EXECUTIVE PAY
     Herrick Foundation has notified Tecumseh that it intends to appear at the 2009 annual meeting of shareholders in person or by proxy to present the Say on Executive Pay Proposal described below. We asked Tecumseh to include the following proposal and supporting statement in Tecumseh’s proxy statement and identify it in its form of proxy in connection with this annual meeting
Say On Executive Pay Proposal
RESOLVED, that shareholders of Tecumseh Products Company (“Tecumseh”) recommend that Tecumseh’s Board adopt a policy to give shareholders the opportunity at each annual meeting of shareholders to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (“SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
Supporting Statement
     Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. In our view, senior executive compensation at Tecumseh has not always been structured in ways that best serve shareholders’ interests.
     For example, on November 20, 2008, Tecumseh materially amended its agreement with its CEO without prior approval of the board, providing him with change in control severance if Herrick Foundation was successful in replacing directors at the 2008 Special Shareholders Meeting and his employment terminated without cause or he quit for good reason. It also agreed to make $1,500,000 in retention payments and award $1,500,000 in phantom shares, not for performance, but for simply being employed for 18 to 21 months (or, for phantom shares, being terminated without cause or quitting for good reason). He was already being paid for staying employed and already had a severance arrangement. Other executives received enhanced severance arrangements recently too.
     While the board was aware well before the meeting that the CEO’s amendment was imminent, because the amendment was not actually executed until the day before the meeting, Tecumseh did not disclose it to shareholders before the meeting. The shareholders, therefore, were not able to consider the propriety of this new compensation arrangement in deciding how to vote at the meeting.
     Currently, stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, give compensation committees substantial discretion in making awards and establishing performance thresholds. We believe shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.
     Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1,000,000 are broad and do not significantly constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election to the Board is a blunt and insufficient instrument for registering dissatisfaction with the way the committee administered compensation plans and policies in the previous year.
Wasteful Compensation Oversight
     We believe Mr. Buker’s compensation under his employment agreement should have been subjected to more thorough comparable review. In Appendix B to Tecumseh’s proxy statement in connection with the 2008 annual meeting of shareholders, Tecumseh states that in analyzing Mr. Buker’s compensation, it used a group of 13 companies engaged in manufacturing “that are comparable in size to Tecumseh.” However, Tecumseh was the smallest of the listed companies in terms of 2006 revenues and six of the companies’ 2006 revenues were more than 50% higher than Tecumseh’s 2006 revenues. Even compared to these larger companies, Mr. Buker’s salary was still in the “58th percentile of market practice,” his annual bonus opportunity was at the “75th percentile of market practice,” and the present value of his annual equity compensation grants was “at the 65th percentile of market practice.” This was all before the extra 2008 compensation described above.
     Tecumseh also disclosed that 20% of Mr. Buker’s cash bonus was based on compressor group operating profit before interest, taxes and restructuring charges for 2007, over half of his 2008 bonus opportunity was based on operating profit before interest, taxes and restructuring charges, and 40% of his 2009 cash bonus will be based on earnings before interest, taxes, depreciation and restructuring charges (see Tecumseh’s 2008 Proxy Statement at page B-5 and Tecumseh’s 2009 Proxy Statement at pages 49 and 51). We believe that such a bonus model gives executives incentives to engage in excessive restructuring in order to inflate an EBITDAR benchmark when there is little to no EBITDA or real cash flow generated or ultimate benefit for shareholders. We believe EBITDAR is the wrong incentive benchmark because it rewards management when the company is not performing to maximize shareholder value. We also believe it is a dumping ground for such things as the litigation fees and expenses.
     This was evidenced in 2008, when Mr. Buker received a cash bonus of $759,750, or 101.3% of his salary, when Tecumseh’s performance was below average for its industry. Indeed, Mr. Buker’s total compensation for 2008 is up significantly (even without counting much of the over $9,000,000 in grant date fair value of stock and option awards received in 2008) despite a significant increase in Tecumseh’s net loss from continuing operations. We believe Tecumseh should be managed for cash flow, not a measure that includes management-driven restructuring charges.
     As a result, we believe that stronger board oversight over compensation policies and practices is necessary to determine if executive pay is structured in ways that best serve shareholders’ interests; to determine what is fair compensation for executives at companies the size of Tecumseh; to evaluate the connection between pay and performance; and to determine proper incentives for management to create value for shareholders. Also, we proposed a Say on Executive Pay proposal for this meeting to improve accountability to shareholders. While it is not a substitute for strong board oversight, we believe our Say on Executive Pay is a step in the right direction.
     Accordingly, we urge Tecumseh’s board to allow shareholders to express their opinion about senior executive compensation at Tecumseh by establishing an annual referendum process. The results of such a vote would, we think, provide Tecumseh with useful information about whether shareholders view Tecumseh’s senior executive compensation practices, as reported each year, to be in shareholders’ best interests.
     We believe the results of such a vote would provide Tecumseh with useful information about whether shareholders view Tecumseh’s senior executive compensation practices to be in the shareholders’ best interests and will help to enhance shareholder value.
Tecumseh’s Proposal
     We are happy to see that Tecumseh now says it has adopted a policy giving shareholders a non-binding advisory vote at each annual meeting beginning in 2010 on Tecumseh’s executive compensation policies and procedures as described in its proxy statement. It is unfortunate that they did not adopt this policy until after we submitted our proposal and did not discuss either proposal with us before or after adopting their proposal. Tecumseh’s 2009 Proxy Statement at page 44 says that Tecumseh is now strongly committed to giving shareholders meaningful tools to hold the board accountable in setting executive pay. We find this statement interesting, especially after timing its disclosure of changes to Mr. Buker’s pay so that shareholders could not consider it at Tecumseh’s November 2008 special meeting.
     We also find it interesting that one of Tecumseh’s nominees, Greg C. Smith, was a director of Fannie Mae and a member of its compensation committee, when its board opposed a “Say on Pay” proposal submitted by The Federation of State, County and Municipal Employees (see Fannie Mae’s 2007 proxy statement). Mr. Smith continued on Fannie Mae’s compensation committee until his resignation in September 2008 after the taxpayer bailout of Fannie Mae and the government taking over the directors’ responsibilities (see Fannie Mae’s Current Report on Form 8-K, dated September 11, 2008 at page 10). One of the government’s first steps was to cancel “Golden Parachutes” for some senior executive officers of Fannie Mae that would have paid them as much as $25 million (see the Washington Post, September 15, 2008; Federal Housing Finance Agency Statement).
     While we believe Tecumseh’s policy is a good one, we still urge shareholders to vote in favor of our proposal to show Tecumseh how seriously shareholders feel about having a say on Tecumseh’s executive compensation practices. We also believe that the old board did not stand up to management in the past and that the new board will continue past practices. Therefore, we urge you to vote for our nominees for director. We believe our nominees will provide strong board oversight over compensation policies and practices.

Vote Required
     This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast in determining whether the proposal receives a majority of the votes cast and will have no effect on the result of the vote.
     If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given direction to vote all of your Class B shares represented by the GOLD proxy card for this proposal. We urge you to vote FOR the Say on Executive Pay proposal on the enclosed GOLD proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     Annex B to this proxy statement sets forth certain information regarding beneficial ownership of Tecumseh’s shares taken from Tecumseh’s preliminary proxy statement/prospectus with respect to this annual meeting, filed with the SEC on March 27, 2009.
FUTURE SHAREHOLDER PROPOSALS
     According to Tecumseh’s 2009 Proxy Statement, in order for shareholder proposals for the 2010 annual meeting of shareholders to be eligible to be included in Tecumseh’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at Tecumseh’s principal executive offices (1136 Oak Valley Drive, Ann Arbor, Michigan 48108) no later than December ___, 2009. Tecumseh retains the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.
Advance Notice Requirements
     According to Tecumseh’s 2009 Proxy Statement, Tecumseh’s bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to its board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to Tecumseh’s Secretary and received at Tecumseh’s principal office (1136 Oak Valley Drive, Ann Arbor, Michigan 48108).
     Except when an annual meeting is called for a date that is not within 20 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), Tecumseh must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that any nomination or proposal for next year’s annual meeting must be received no later than [                                        , 2010] and no earlier than [                    , 2010].
     Management proxies for the 2010 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
IN THIS SOLICITATION
     Each of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick and Michael Indenbaum is a “participant” in this solicitation, although each of the foregoing persons expressly disclaims that any one or more of the above named persons constitutes a “group” within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
     The business address of Herrick Foundation and Michael Indenbaum is c/o Michael Indenbaum, 2290 First National Building, 660 Woodward Ave., Detroit, Michigan 48226-3506.

Kent B. Herrick’s address is 9693 Wood Bend Drive, Saline, MI 48176. Steven J. Lebowski’s business address is Steven J. Lebowski, P.C., 206 E. Commerce Rd. Milford, MI 48381, Terence C. Seikel business address is c/o A.R.E. Accessories, LLC, 400 Nave Rd. S.E., P.O. Box 1100, Massillon, Ohio 44648. Zachary E. Savas’s business address is c/o Cranbrook Partners & Co., 3250 W. Big Beaver Road, Suite 544, Troy, Michigan 48084. Todd W. Herrick’s address is 3970 Peninsula Drive, Petoskey, Michigan 49770-8006.
     Herrick Foundation is a Michigan nonprofit corporation, which is a “Private Foundation” as defined in the Internal Revenue Code of 1986, as amended, organized for charitable purposes. Information regarding Messrs. Kent Herrick, Lebowski, Seikel and Savas is set forth above under “Proposal One — Election of Directors — The Nominees.” Todd W. Herrick is retired and this is his present principal occupation or employment. Michael Indenbaum is an attorney and this is his present principal occupation or employment.
     Annex A lists certain information regarding ownership of Tecumseh’s stock by Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick and Michael Indenbaum and transactions in shares made by them during the last two years. Herrick Foundation owns 769,426 of Tecumseh’s Class B common shares, or approximately 15.2% of the outstanding Class B shares. Todd W. Herrick, Kent B. Herrick and Michael Indenbaum, as trustees of Herrick Foundation, share voting and investment power over these shares.
     The Trusts beneficially own 888,113 of Tecumseh’s Class B common shares, or approximately 17.5% of the outstanding Class B shares. Todd W. Herrick and Toni L. Herrick are the trustees of the Trusts with voting and investment power over the Class B shares held by the Trusts. Todd W. Herrick owns 21,906 of Tecumseh’s Class B common shares, or approximately 0.4% of the outstanding Class B. shares. Terence C. Seikel owns 10,000 of Tecumseh’s Class B common shares, or approximately 0.2% of the outstanding Class B. shares. Zachary E. Savas owns 500 of Tecumseh’s Class B common shares, or approximately 0.01% of the outstanding Class B. shares. None of Kent B. Herrick, Steven J. Lebowski, Michael Indenbaum or any of their associates owns any additional Class B shares. None of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, Michael Indenbaum or any of their associates owns any Class A shares, although Kent B. Herrick owns 5,944.0341 deferred stock units and Steven J. Lebowski owns 5,944.0341 deferred stock units.
     Herrick Foundation, the Trusts and Todd W. Herrick all acquired their Class B shares more than two years ago. Herrick Foundation, the Trusts and Todd W. Herrick may, however, change or alter its or his investment strategy at any time to increase or decrease its or his holdings in Tecumseh.
     Herrick Foundation intends to vote its 769,426 Class B shares FOR Proposals 1, 3 and 4, FOR the nominees in this proxy statement, and AGAINST Proposal 2 and Tecumseh’s proposed recapitalization.
     Except as described in this proxy statement, Herrick Foundation is not now, nor has it been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Tecumseh (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).
     In February 2007, Herrick Foundation notified Tecumseh that it intended to nominate Todd Herrick and two new directors for election as directors at Tecumseh’s 2007 annual meeting of shareholders. After Tecumseh’s Board increased the size of the Board so that Herrick Foundation’s nominees would represent a minority of the directors, on March 6, 2007, Todd W. Herrick and the Herrick Foundation filed a lawsuit against Albert A. Koch, Peter M. Banks, David M. Risley (collectively, the “Director Defendants”) and Tecumseh in the Lenawee County Circuit Court, Case No. 07-2525-CZ (the “Herrick Lawsuit”). On March 20, 2007, Tecumseh filed a lawsuit against Todd W. Herrick, Kent B. Herrick, Toni Herrick, Michael Indenbaum and Herrick Foundation in the United States District Court for the Eastern District of Michigan, Southern Division, Case No. 07-2525-CZ (the “Tecumseh Lawsuit”).
     On April 2, 2007, Herrick Foundation entered into a Settlement and Release Agreement (the “Settlement Agreement”), with Todd W. Herrick, Kent B. Herrick, Toni L. Herrick, and Michael A. Indenbaum (collectively, together with Herrick Foundation, the “Herrick Entities”), Tecumseh and the Director Defendants settling corporate governance disputes that had been the subject of the Herrick Lawsuit and the Tecumseh Lawsuit. Pursuant to the Settlement Agreement, among other things: (1) Todd W. Herrick resigned from Tecumseh’s board and the board appointed Kent B. Herrick to fill the vacancy, (2) effective July 31, 2007, Mr. Koch resigned from the board, (3) effective August 13, 2007, (a) Edwin L. Buker, William E. Aziz, Steven J. Lebowski and, independent of the Settlement Agreement, Jeffry N. Quinn were appointed as new directors of Tecumseh, (b) Edwin L. Buker was appointed President and Chief Executive Officer of Tecumseh, and (c) James J. Bonsall, also a managing director of AlixPartners, ceased to be Tecumseh’s interim President and Chief Operating Officer. Todd W. Herrick and the other Herrick Entities agreed to exercise their voting rights in a manner consistent with the terms of the Settlement Agreement through the 2008 annual meeting of shareholders, which was held April 30, 2008.
     Under the Settlement Agreement, among other things, (1) Tecumseh paid Kent B. Herrick a lump sum severance payment in the amount of $120,000, which was equal to one year’s salary at the rate in effect when he was terminated from his position with Tecumseh on January 19, 2007, and (2) Tecumseh reimbursed Todd W. Herrick, Kent B. Herrick, Toni L. Herrick and Herrick Foundation for legal expenses incurred in connection with the Herrick Lawsuit, the Tecumseh Lawsuit, the Settlement Agreement, and related matters in the amount of $300,000.
     On April 4, 2008, a majority of Tecumseh’s board amended Tecumseh’s bylaws to raise the percentage of voting shares needed to call a special meeting of shareholders from 50% to 75% (the “Bylaw Amendment”). On April 16, 2008, Herrick Foundation sent a letter to Tecumseh’s board urging the board to reverse the Bylaw Amendment or submit it to a vote of shareholders. On April 24, 2008, Tecumseh sent a letter to Herrick Foundation that did not agree to reverse the Bylaw Amendment.

     On June 13, 2008, Herrick Foundation filed a lawsuit against Tecumseh in the Lenawee County Circuit Court (the “Special Meeting Lawsuit”). The Special Meeting Lawsuit asked the court, among other things, to invalidate the Bylaw Amendment and to require Tecumseh to notice and hold a special meeting of the shareholders of Tecumseh, at which Herrick Foundation would seek to remove and replace two of Tecumseh’s directors (Peter M. Banks and David M. Risley). On August 11, 2008, the Court entered an order in the Special Meeting Lawsuit requiring Tecumseh to timely call and hold a special meeting of shareholders on November 21, 2008. The results of voting at the special meeting were announced at the adjourned meeting on December 5, 2008.
     Although Herrick Foundation was disappointed that it fell short of the majority of all outstanding voting shares needed to pass its proxy proposal to remove two existing directors from Tecumseh’s board, it was encouraged by the amount of support it received from Tecumseh shareholders. Also, on December 5, 2008, Tecumseh announced that it had amended its bylaws to lower the percentage of voting shares needed to call a special meeting of shareholders from 75% back to 50%. As a result of Herrick Foundation having obtained the primary relief it sought in its complaint and Tecumseh having agreed to dismiss voluntarily its countercomplaint, on January 5, 2009, a Stipulated Order of Dismissal Without Prejudice was entered dismissing this lawsuit. In addition, Tecumseh has subsequently announced that Peter Banks and David Risley have notified Tecumseh that they have decided not to stand for re-election as directors of Tecumseh at the 2009 annual meeting of shareholders.
     Also, on December 5, 2008, Tecumseh announced a stock split. Pursuant to the stock split, two Class A shares would be issued for every Class A share and Class B share outstanding, which, under Tecumseh’s articles, would make the Class B shares less than 10% of all outstanding shares, resulting in conversion of all outstanding Class A shares into Class B shares. On December 8, 2008, Herrick Foundation filed a lawsuit against Tecumseh in the Lenawee County Circuit Court (the “Stock Split Lawsuit”). The Stock Split Lawsuit asked the court, among other things, to declare the stock split announced by Tecumseh on December 5, 2008 invalid and to enjoin Tecumseh from issuing a Class A share dividend to implement its recapitalization plan. Another shareholder filed a lawsuit against the five directors approving the stock split, also challenging the validity of the stock split.
     Herrick Foundation claims in the Stock Split Lawsuit that the stock split violates Tecumseh’s articles and was made for improper and inequitable purposes. On December 23, 2008, the Court issued a preliminary injunction, enjoining the issuance of the Class A shares originally scheduled to occur on December 31, 2008. Tecumseh sought leave to appeal, and on January 30, 2009, the Michigan Court of Appeals denied Tecumseh’s application for leave to appeal and its motion for peremptory reversal.
     Other than the Herrick Lawsuit, the Tecumseh Lawsuit, the Special Meeting Lawsuit, the Stock Split Lawsuit and the Antitrust Investigation described in this proxy statement, there are no material proceedings to which Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick or Michael Indenbaum or any of their associates is a party adverse to Tecumseh or any of its subsidiaries or has a material interest adverse to Tecumseh or any of its subsidiaries. Except as described in this proxy statement, none of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E.

Savas, Todd W. Herrick or Michael Indenbaum nor any of their associates has any substantial interest in the matters to be voted upon at the annual meeting, other than an interest, if any, as a shareholder of Tecumseh.
     Except as described in this proxy statement, none of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick or Michael Indenbaum nor any of their associates (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of Tecumseh’s last fiscal year, or in any currently proposed transaction, to which Tecumseh or any of its subsidiaries was or is to be a participant where the amount involved was in excess of $120,000 and in which such person had, or will have, a direct or indirect material interest; (2) has been indebted to Tecumseh or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of Tecumseh, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of Tecumseh, any future employment by Tecumseh or its affiliates, or any future transaction to which Tecumseh or any of its affiliates will or may be a party; (4) has purchased or sold any securities of Tecumseh within the past two years; or (5) is the direct or indirect beneficial or record owner of any securities of Tecumseh or any parent or subsidiary of Tecumseh.
     We do not expect to receive any fees or other compensation as a result of this solicitation of proxies approving our proposals or approving or opposing Tecumseh’s proposal.
ADDITIONAL INFORMATION
     The principal executive offices of Tecumseh are located at 1136 Oak Valley Drive, Ann Arbor, Michigan 48108. Except as otherwise noted in this proxy statement, the information in this proxy statement concerning Tecumseh has been taken from or is based upon documents and records on file with the SEC and other publicly available information.
YOUR SUPPORT IS IMPORTANT
     We are seeking your support for our proposals and our nominees at this annual meeting and against Tecumseh’s proposal. Please sign, date and mail the enclosed GOLD proxy card in the provided postage-paid envelope in sufficient time to be received by [                    , 2009].
     If your Tecumseh shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can sign a request with respect to your shares. Accordingly, please contact the person responsible for your account and give him or her instructions for a request to be signed representing your shares.
WHO TO CALL IF YOU HAVE ANY QUESTIONS
     If you have any questions or require any assistance, please contact us or our proxy solicitor, The Altman Group, at the following:

Herrick Foundation
Attn: Michael Indenbaum
2290 First National Building
660 Woodward Ave.
Detroit, MI 48226-3506
Phone: 313-465-7632
Fax: 313-465-7633
The Altman Group
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Shareholders call toll free: (866) 340-7104
Banks and Brokers call collect: 201-806-7300
Fax: 201-460-0050
Thank you for your continued support.

Respectfully Submitted, Herrick Foundation
By:	/s/ Todd W. Herrick
Todd W. Herrick

[                    , 2009]

ANNEX A
Additional Information Regarding the Participants
     The following table sets forth information regarding the holdings of Tecumseh’s Class B shares by Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick and Michael Indenbaum, as of May 8, 2009. None of the Participants in the following table nor any of their associates beneficially owns any of Tecumseh’s Class A shares, although Kent B. Herrick owns 5,944.031 deferred stock units and Steven J. Lebowski owns 5,944.031 deferred stock units.

	Shares Participant
	Holds or May Be
	Deemed to Hold		Percent
Participant and Address	Beneficially		of Class (1)
Herrick Foundation c/o Michael Indenbaum 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506	769,426	(2)	15.2%

Kent B. Herrick 9693 Wood Bend Drive Saline, Michigan 48176	0	(2)	0.0%

Steven J. Lebowski Steven J. Lebowski, P.C. 206 E. Commerce Rd. Milford, Michigan 48381	0		0.0%

Terence C. Seikel c/o A.R.E. Accessories, LLC 400 Nave Rd. S.E. P.O. Box 1100 Massillon, Ohio 44648	10,000		0.2%

Zachary E. Savas c/o Cranbrook Partners & Co. 3250 W. Big Beaver Road, Suite 544 Troy, Michigan 48084	500		0.0%

Todd W. Herrick 3970 Peninsula Drive Petoskey, Michigan 49770-8006	1,679,445	(2)(3)(4)	33.1%

Michael Indenbaum 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506	0	(2)	0.0%

1.	Based on the number of Tecumseh’s Class B shares outstanding as reported in the 10-K.

2.	Todd W. Herrick, Kent B. Herrick and Michael Indenbaum, as trustees of Herrick Foundation share voting and investment power over the shares held by Herrick Foundation.

3.	Todd W. Herrick and Toni L. Herrick are the trustees of the Trusts with voting and investment power over the Class B shares held by the Trusts.

4.	The shares shown as beneficially owned by Todd W. Herrick include (1) 21,906 Class B shares owned by Todd W. Herrick, (2) 769,426 Class B shares owned by Herrick Foundation, and (3) 888,113 Class B shares beneficially owned by the Trusts.

     The following table sets forth sales and other dispositions of Class A and Class B shares by Herrick Foundation, the Trusts and Kent B. Herrick, grants of deferred stock units by Tecumseh to Kent B. Herrick and Steven J. Lebowski, and purchases of Class B shares by Terence C. Seikel and Zachary E. Savas during the past two years. None of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick or Michael Indenbaum has otherwise sold any Class A or Class B shares of Tecumseh during the past two years, and none of Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick or Michael Indenbaum has otherwise purchased or acquired any Class A or Class B shares of Tecumseh during the past two years.

				Average
			Shares	Price
			and	(Excluding
Date	Person	Transaction	Class	Commissions)
09/04/07	Herrick Foundation	Gift	35,999 B	$0.00
09/27/07	Trusts	Open Market Sale	12,826 A	$20.03
09/28/07	Trusts	Open Market Sale	592 A	$20.04
10/01/07	Trusts	Open Market Sale	3,750 A	$20.00
10/02/07	Trusts	Open Market Sale	3,076 A	$20.05
11/20/07	Trusts	Open Market Sale	67,774 A	$20.02
11/21/07	Trusts	Open Market Sale	23,000 A	$20.02
11/23/07	Trusts	Open Market Sale	23,000 A	$20.09
12/04/07	Trusts	Open Market Sale	61,770 A	$22.62
12/05/07	Trusts	Open Market Sale	40,000 A	$22.85
12/06/07	Trusts	Open Market Sale	30,000 A	$23.74
12/07/07	Trusts	Open Market Sale	20,000 A	$23.68
12/07/07	Kent B. Herrick	Open Market Sale	2,000 A	$23.97
01/01/08	Kent B. Herrick	Tecumseh Grant	1,711.2299 DSU	N/A
01/01/08	Steven J. Lebowski	Tecumseh Grant	1,711.2299 DSU	N/A
05/12/08	Herrick Foundation	Option Exercise	25,396 A	$16.00
05/12/08	Trusts	Option Exercise	25,396 A	$16.00
05/14/08	Trusts	Open Market Sale	24,604 A	$33.67
05/19/08	Herrick Foundation	Open Market Sale	24,604 A	$36.39
06/04/08	Herrick Foundation	Option Exercise	100,000 A	$16.00
06/04/08	Trusts	Option Exercise	100,000 A	$16.00
06/17/08	Herrick Foundation	Option Exercise	50,000 A	$16.00
06/25/08	Herrick Foundation	Option Exercise	50,000 A	$16.00
07/02/08	Herrick Foundation	Option Exercise	81,347 A	$16.00
07/02/08	Trusts	Option Exercise	18,653 A	$16.00
09/25/08	Herrick Foundation	Option Exercise	500,000 B	$16.00
01/01/09	Kent B. Herrick	Tecumseh Grant	4,232.8042 DSU	N/A
01/01/09	Steven J. Lebowski	Tecumseh Grant	4,232.8042 DSU	N/A
04/09/09	Terence C. Seikel	Open Market Purchase	221 B	$5.53
04/14/09	Terence C. Seikel	Open Market Purchase	1,000 B	$6.53
04/15/09	Terence C. Seikel	Open Market Purchase	102 B	$7.15
04/16/09	Terence C. Seikel	Open Market Purchase	8,677 B	$7.52
04/21/09	Zachary E. Savas	Open Market Purchase	500 B	$8.60

*	DSU is a deferred stock unit settleable only in cash granted under Tecumseh’s Outside Directors’ Deferred Stock Unit Plan. Each deferred stock unit is the economic equivalent of one Class A common share. They vest when the individual ceases to be a director.

ANNEX B
Security Ownership of Management
and Principal Shareholders
     Based on Tecumseh’s 2009 Proxy Statement, the following table sets forth the beneficial ownership of Tecumseh’s Class A and Class B shares by each of Tecumseh’s directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of May 8, 2009 and the beneficial ownership of Tecumseh’s Class B shares by each person known to be the beneficial owner of more than 5% of outstanding Class B shares of Tecumseh.

		Shares Beneficially Owned
		As of May 8, 2009
		Sole	Shared
		Voting	Voting
	Class of	and	and
	Common	Investment	Investment		Percent
Name	Stock	Power	Power	Total	of Class (1)
Edwin L. Buker	Class B	21,333	0	21,333	*
	Class A	0	0	0	0.0%
Leonard M. Anthony	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
William E. Aziz	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Peter M. Banks	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
David A. Bloss	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Kent B. Herrick	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Steven J. Lebowski	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Jeffry N. Quinn	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
William E. Redmond, Jr.	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
David M. Risley	Class B	0	0	0	0.0%
	Class A	1,200	0	1,200	*
Greg C. Smith	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
James S. Nicholson	Class B	1,200	0	1,200	*
	Class A	800	0	800	*
Michael R. Forman	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Eric L. Stolzenberg	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Ronald Pratt	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
James Wainright	Class B	200	0	200	*
	Class A	0	0	0	0.0%
All current directors and current executive officers	Class B	22,733	0	22,733	*
as a group (9 persons)	Class A	2,000	0	2,000	*

*	less than 1%

     Tecumseh obtained all of the information in the table below from Schedules 13D and 13G filed with the Securities and Exchange Commission, unless otherwise indicated. As of May 8, 2009, unless otherwise indicated, no person was known to be the beneficial owners of more than 5% of the outstanding Class B common shares of Tecumseh, except as follows:
Amount and Nature of Beneficial Ownership

	Sole	Sole	Shared	Shared
	Voting	Investment	Voting	Investment		Percent
Name and Address	Power	Power	Power	Power	Total	of Class (1)
Todd W. Herrick (1) 3970 Peninsula Drive Petoskey, MI 49770	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%

Herrick Foundation (1) c/o Michael Indenbaum 2290 First National Bldg. 660 Woodward Ave. Detroit, MI 48226	769,426	769,426	0	0	769,426	15.2%

Toni L. Herrick (2) 7028 Foxmoor Court E P.O. Box 19555 Kalamazoo, MI 49009	0	0	888,113	888,113	888,113	17.5%

Tricap Partners II L.P. (3) BCE Place, Suite 300, 181 Bay Street P.O. Box 762 Toronto, Ont. M5J 2T3	500,000	500,000	0	0	500,000	9.8%

Scott L. Barbee (4) 1100 North Glebe Road Suite 1040 Arlington, VA 22201	486,576	486,576	0	0	486,576	9.6%

John H. Reilly, Jr. (5) c/o United Refrigeration, Inc. 11401 Roosevelt Blvd. Philadelphia, PA 19154	372,006	372,006	0	0	372,006	7.3%

Donald Smith & Co., Inc. (6) 152 W. 57th St. New York, NY 10019	368,496	422,858	0	0	422,858	8.3%

Franklin Resources, Inc. (7) One Franklin Parkway San Mateo, CA 94403	322,799	322,799	0	0	322,799	6.4%

(1)	Todd W. Herrick is one of three members of the board of trustees of Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of four trustees of family Trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni M. Herrick, Michael Indenbaum and National City Bank. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the Trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by Herrick Foundation and (ii) 888,113 shares owned by the Herrick family Trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni L. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on February 20, 2009.

(2)	The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family Trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on February 20, 2009.

(3)	The information regarding the holdings of Tricap Partners II L.P. is as of December 31, 2008 based on Amendment No. 2 to Schedule 13G/A filed by Tricap Partners II L.P., Tricap Partners II GP L.P., Tricap Partners Ltd., Brascan Asset Management Holdings Limited, and Brookfield Asset Management Inc. dated February 13, 2009. Tricap Partners II GP L.P. is the general partner of Tricap Partners II L.P., Tricap Partners Ltd. is the general partner of Tricap Partners II GP L.P., and they share voting and investment power over these shares. Tricap Partners Ltd. is a wholly-owned subsidiary of Brasacan Asset Management Holdings Limited, which is a wholly-owned subsidiary of Brookfield Asset Management Inc. and they share voting and investment power over these shares.

(4)	The information regarding the holdings of Scott L. Barbee is as of December 31, 2008 based on a Schedule 13G filed by Aegis Financial Corporation and Scott L. Barbee dated February 12, 2009. Mr. Barbee reports having sole voting and investment power over all of the shares shown in the table, and Aegis Financial Corporation reported having sole voting and investment power over 472,576 shares.

(5)	The information regarding the holdings of John H. Reilly, Jr. is as of March 3, 2009 based on a Schedule 13D filed by John H. Reilly, Jr. dated February 11, 2009, as amended March 4, 2009.

(6)	The information regarding the holdings of Donald Smith & Co., Inc. is as of December 31, 2008 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 12, 2009.

(7)	The Schedule 13G filed by Franklin Resources, Inc. was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. It was last amended February 13, 2006.

Preliminary Copies
PLEASE DETACH VOTING INSTRUCTION CARD HERE
Proxy Card for Annual meeting
of Shareholders of Tecumseh Products Company
Scheduled for [                    , 2009]
THIS PROXY IS BEING SOLICITED ON BEHALF OF HERRICK FOUNDATION
AND NOT ON BEHALF OF TECUMSEH’S BOARD OF DIRECTORS
     The undersigned hereby appoints Todd W. Herrick or Michael A. Indenbaum, or any of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all Class B Common Stock, $1.00 par value, of Tecumseh Products Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Tecumseh Products Company scheduled for [                    , 2009] at [10:00 a.m.] eastern time at [                                        ], and at any adjournments or postponements of the meeting. This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted FOR Proposals 1, 3 and 4, including the election of our nominees in Proposal 1, the ratification of the appointment of Tecumseh’s independent accountants in Proposal 3, and approval of the Say on Executive Pay Proposal 4 and AGAINST Proposal 2, including Tecumseh’s proposed recapitalization and amendment to its articles of incorporation. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual meeting.
(Continued and to be signed and dated on the reverse side)

SEE REVERSE SIDE

TO DELIVER YOUR VOTING INSTRUCTIONS BY MAIL, PLEASE DETACH VOTING INSTRUCTION CARD HERE

☑	PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK.
     HERRICK FOUNDATION IS PROPOSING TWO OF THE MATTERS TO BE ACTED ON AT THE ANNUAL MEETING AND WE STRONGLY RECOMMEND A VOTE “FOR” PROPOSALS 1, 3 and 4, “FOR” OUR DIRECTOR NOMINEES, “FOR” TECUMSEH’S RATIFICATION OF ITS INDEPENDENT ACCOUNTANTS, “FOR” OUR SAY ON EXECUTIVE PAY PROPOSAL, AND AGAINST PROPOSAL 2 AND TECUMSEH’S PROPOSED RECAPITALIZATION AND AMENDMENT TO ITS ARTICLES.
1. To elect the following nominees to the board: Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel and Zachary E. Savas.
FOR ALL NOMINEES ☐               WITHHELD FROM ALL NOMINEES ☐
FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE(S): ☐

(Instruction: To withhold your vote for a particular nominee, or nominee(s) write that nominee’s name in the space provided)
2. To adopt and approve Tecumseh’s recapitalization proposal, providing for an amendment of Tecumseh’s articles of incorporation in order to reclassify and convert (1) each nonvoting Class A share into one common share, each entitled to one vote per share, and (2) each voting Class B share into 1.1 common shares, each entitled to one vote per share.
FOR ☐          AGAINST ☐          ABSTAIN ☐
3. To ratify the appointment of the accounting firm of Grant Thornton LLP as Tecumseh’s independent accountant for the current year.
FOR ☐          AGAINST ☐          ABSTAIN ☐
4. To adopt Herrick Foundation’s Say on Executive Pay proposal that Tecumseh’s board adopt a policy to give shareholders the opportunity at each annual meeting of shareholders to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers, or “NEOs,” set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
FOR ☐          AGAINST ☐          ABSTAIN ☐
5. In their discretion with respect to any other matters that may properly come before the meeting.
This proxy card revokes all proxies previously given by the undersigned.

Date:	, 2009

Signature

Signature if held jointly

Title, if applicable
Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.

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